UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SNAP-ON INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

HELP US REDUCE COSTS

If you receive more than one set of proxy materials, it means your shares are held in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-446-2617.

ADMISSION TO THE ANNUAL MEETING

All shareholders of record as of the close of business on February 25, 2013, can attend the meeting. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	Bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

HOW TO VOTE

We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the website www.investorvote.com/sna. Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

PRELIMINARY PROXY MATERIALS

2801 80th Street

Kenosha, WI 53143

Notice of the 2013 Annual Meeting of Shareholders

March 12, 2013

Dear Shareholder:

Snap-on Incorporated will hold its 2013 Annual Meeting of Shareholders on Thursday, April 25, 2013, at 10:00 a.m. (Central Time), at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, Wisconsin 53143. This year’s meeting is being held for the following purposes:

1.	to elect four directors to serve for the next three years;

2.	to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013;

3.	to hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein;

4.	to vote on an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow declassification of the Board of Directors; and

5.	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on’s performance.

Only shareholders who had shares registered in their names at the close of business on February 25, 2013, will be able to vote at the Annual Meeting. If you are a shareholder and plan to attend the Annual Meeting in person, please refer to the section of this Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143. Please also contact Investor Relations if you would like directions to the Annual Meeting. If you prefer, you may e-mail questions or comments to shareholders@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Irwin M. Shur

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2013. The proxy statement and annual report to security holders are available at www.snapon.com/SNA.

The Board of Directors recommends the following votes:

•	FOR each of the Board’s nominees for election;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	FOR approval of the amendment to the Company’s Certificate of Incorporation.

To vote in person at the Annual Meeting, you will need to request a ballot to vote your shares. If you vote by proxy, either by Internet, telephone, or mail, and later find that you will be present at the Annual Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO SHAREHOLDERS?

A:    Snap-on Incorporated (“Snap-on”, “we” or the “Company”) expects to begin mailing this Proxy Statement to shareholders on or about March 12, 2013. The proxy material is also being made available to shareholders by Internet posting on or about March 12, 2013.

Q:    WHAT AM I VOTING ON?

A:    At the 2013 Annual Meeting you will be voting on four proposals:

1.	The election of four directors to serve terms of three years each. This year’s Board nominees are:

• John F. Fiedler • James P. Holden	• W. Dudley Lehman • Edward H. Rensi

2.	A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein.

4.	A proposal to amend the Company’s Amended and Restated Certificate of Incorporation to allow declassification of the Company’s Board of Directors.

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the Board’s nominees for election;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	FOR approval of the amendment to the Company’s Certificate of Incorporation.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at the meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a majority of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. Abstentions and broker non-votes are not considered as votes cast with respect to each director-nominee and, therefore, will have no impact on the election of directors.

An affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. Abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

An affirmative vote of a majority of the shares represented at the meeting is required to approve the compensation of the Company’s named executive officers on an advisory basis. Abstentions will act as votes against approval of this proposal; however, broker non-votes will have no effect on this vote.

An affirmative vote of at least 80% of the Company’s outstanding shares entitled to vote in the election of directors is required to approve the amendment to the Company’s Certificate of Incorporation. Abstentions will act as votes against this proposal and broker non-votes will also be the equivalent of votes against this proposal.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve executive compensation, and on the proposal to amend the Company’s Certificate of Incorporation to allow declassification of the Company’s Board of Directors. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO MAY VOTE?

A: You may vote at the Annual Meeting if you were a shareholder of record as of the close of business on February 25, 2013 (the “Record Date”). As of the Record Date, Snap-on had [     ,     ,     ] shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote.

Q:    HOW DO I VOTE?

A: We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card, Mr. Pinchuk and Mr. Shur, to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the website www.investorvote.com/sna. Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are held in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

Q:    WHO WILL COUNT THE VOTE?

A:    Computershare, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:    WHO CAN ATTEND THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on February 25, 2013, can attend the Annual Meeting. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	Bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A: Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary and voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to one of the following:

•	the Corporate Secretary, in advance of the Annual Meeting; or

•	the authorized representatives at the Annual Meeting.

Street name holders who wish to vote in person at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from the bank, broker or other holder of record.

Q:    WHAT IF I OWN SHARES AS PART OF SNAP-ON’S 401(k) SAVINGS PLAN?

A:    Shares held by the Snap-on Incorporated 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants as of April 22, 2013.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone, facsimile or in person. We have retained Georgeson Inc., for $13,500 plus expenses, to assist us in the solicitation of proxies. This assistance will include requesting that brokerage houses, depositories, custodians, nominees and fiduciaries forward proxy soliciting material to the beneficial owners of the stock they hold; such assistance will also include the preparation of an institutional shareholder contact list that contains these shareholders’ voting guidelines. We will bear the cost of this solicitation and reimburse Georgeson Inc. for these expenses.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2014 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 12, 2013, for the proposal to be considered for inclusion in our proxy materials for the 2014 Annual Meeting. To otherwise bring a proposal or nomination before the 2014 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 25, 2014, and February 24, 2014. If we receive your notice after February 24, 2014, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our Bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Corporate Secretary

Snap-on Incorporated

2801 80th Street

Kenosha, WI 53143

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named Proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors has 10 directors, who are currently divided into three classes. This year’s Board nominees for election for terms expiring at the 2016 Annual Meeting are John F. Fiedler, James P. Holden, W. Dudley Lehman and Edward H. Rensi.

Pursuant to the Company’s current Amended and Restated Certificate of Incorporation and Bylaws, the Board must be comprised of three approximately equal classes; at the Annual Meeting each year, one class is nominated for election to a three-year term. At the 2013 Annual Meeting, our shareholders are being asked to vote on an amendment to our Certificate of Incorporation that would, if approved, provide for the annual election of directors commencing with those directors up for election at our 2014 Annual Meeting; for information about this proposal, please see “Item 4: Amendment to Certificate of Incorporation to Allow Declassification of the Board of Directors.” Whether or not the amendment is adopted, the directors elected at the 2013 Annual Meeting will each be elected for a three year term.

It is our policy that the Board of Directors should reflect a broad variety of experience and talents. When the Corporate Governance and Nominating Committee of the Board determines which directors to nominate for election at any meeting of shareholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the Board within these criteria. For further information about the criteria used to evaluate Board membership, see “Corporate Governance Practices and Board Information—Nomination of Directors” below.

The following is information about the experience and attributes of the nominees and Snap-on’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for Board membership and/or nominated for re-election, as well as why they continue to serve on the Board.

Nominees for Election for Terms Expiring at the 2016 Annual Meeting

John F. Fiedler

Director since 2004

Mr. Fiedler, age 74, was the Chairman of the Board of BorgWarner Inc., a supplier of engineered systems and components primarily for automotive powertrain applications, from 1996 until 2003. He was also the Chief Executive Officer of BorgWarner from 1995 until 2003. Prior to joining BorgWarner, Mr. Fiedler held various management positions globally during his 30 year career at The Goodyear Tire & Rubber Company. Mr. Fiedler serves as a Director of Mohawk Industries, Inc. and WABCO Holdings Inc., and was a Director of AirTran Holdings, Inc. until 2011, and YRC Worldwide Inc. prior to 2007. Mr. Fiedler is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, marketing, product innovation/development, operations, accounting/finance, mergers and acquisitions, strategy development, executive compensation, leadership development and franchising. Mr. Fiedler earned a Bachelor of Science degree in chemistry from Kent State University and a Master of Business Administration degree from the Massachusetts Institute of Technology.

James P. Holden

Director since 2007

Mr. Holden, age 61, has been our Lead Director since 2009. He served 27 years in the automotive industry, including 19 years with DaimlerChrysler and its predecessor, Chrysler Corporation. Most recently, he was President and Chief Executive Officer of DaimlerChrysler Corporation, a U.S.

subsidiary of DaimlerChrysler AG, until 2000. Mr. Holden also serves as a Director of Speedway Motorsports, Inc. and SIRIUS XM Radio Inc. From 2007 until 2009, he served as non-executive Chairman of Meridian Automotive Systems. He was a Director of Motors Liquidation Company until 2011 and a Director of SMobile Systems until 2010. Mr. Holden is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, marketing, product innovation/development, information technology, operations, accounting/finance, strategy development, executive compensation, leadership development and franchising. Mr. Holden earned a Bachelor of Science degree in political science from Western Michigan University and a Master of Business Administration degree from Michigan State University.

W. Dudley Lehman

Director since 2003

Mr. Lehman, age 61, retired in 2006 as Group President for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers, which position he held since 2005. From 2004 to 2005, he served as Group President–Business to Business for Kimberly-Clark, and from 1995 to 2004, he served as Group President–Infant and Child Care Sectors for Kimberly-Clark. Mr. Lehman is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, marketing, product innovation/development, operations, strategy development, executive compensation and leadership development. Mr. Lehman earned a Bachelor of Arts degree in political science from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from Wake Forest University.

Edward H. Rensi

Director since 1992

Mr. Rensi, age 68, is a founder of America’s Better Burger, LLC, d/b/a Tom & Eddie’s, and has served as its President and Chief Executive Officer since 2009. He was an owner and Chief Executive Officer of Team Rensi Motorsports, which competed in the NASCAR Nationwide Series, from 1998 until January 2013. Mr. Rensi was President and Chief Executive Officer of McDonald’s U.S.A., a food service organization, from 1991 to 1997. Mr. Rensi served as a Director of Great Wolf Resorts, Inc. until May 2012, International Speedway Corporation until April 2012, and Freedom Group, Inc. until 2011. Mr. Rensi is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, sales, marketing, product innovation/development, operations, accounting/finance, executive compensation, leadership development and franchising. Mr. Rensi earned a Bachelor of Science degree in business education from The Ohio State University.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOUR NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote against will be considered as a vote against the nominee. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the 2014 Annual Meeting

Roxanne J. Decyk

Director since 1993

Ms. Decyk, age 60, retired as Executive Vice President of Global Government Relations for Royal Dutch Shell plc, an oil, gas, chemical and refined petroleum products company, in 2010, after serving in that position since 2009. From 2008 until 2009, Ms. Decyk served as Corporate Affairs and Sustainable Development Director of Royal Dutch Shell plc, and from 2005 to 2008, she served as Corporate Affairs

Director. Prior thereto, Ms. Decyk was Director International of Shell International B.V., Senior Vice President–Corporate Affairs and Human Resources of Shell Oil Company and Vice President of Corporate Strategy of Shell International Limited. Ms. Decyk also serves as a Director of Alliant Techsystems Inc. and Petrofac Limited. Ms. Decyk was last re-nominated as a Director because, among her other qualifications, she possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, international business, sales, marketing, mergers and acquisitions, strategy development, executive compensation and leadership development. Ms. Decyk earned a Bachelor of Arts degree from the University of Illinois at Urbana-Champaign in English literature and a Juris Doctorate from Marquette University Law School.

Nicholas T. Pinchuk

Director since 2007

Mr. Pinchuk, age 66, has been Snap-on’s President and Chief Executive Officer since 2007 and Chairman of the Board since 2009. Prior to his appointment as President and CEO, Mr. Pinchuk served as Snap-on’s President and Chief Operating Officer, and before that as Snap-on’s Senior Vice President and President–Worldwide Commercial & Industrial Group. Before joining Snap-on in 2002, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation and held various financial and engineering positions at Ford Motor Company. Mr. Pinchuk also serves as a Director of Columbus McKinnon Corporation. In addition to his other experience and expertise, Mr. Pinchuk was last re-nominated as a Director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board. Mr. Pinchuk earned Master and Bachelor of Science degrees in engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

Gregg M. Sherrill

Director since 2010

Mr. Sherrill, age 60, has served as Chairman and Chief Executive Officer of Tenneco Inc., a producer of automotive emission control and ride control products and systems, since 2007. Previously, Mr. Sherrill was Corporate Vice President and President, Power Solutions of Johnson Controls Inc., a global diversified technology and industrial company, from 2004 to 2007. Prior to joining Johnson Controls in 1998, Mr. Sherrill held various engineering and manufacturing positions during his 22 year career at Ford Motor Company. Mr. Sherrill was last nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: international business, manufacturing, product innovation/development, operations, mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Sherrill earned a Bachelor of Science degree in mechanical engineering from Texas A&M University and a Master of Business Administration degree from Indiana University’s Graduate School of Business.

Directors Continuing to Serve Until the 2015 Annual Meeting

Karen L. Daniel

Director since 2005

Ms. Daniel, age 55, has served as Division President and the Chief Financial Officer for Black & Veatch Corporation, a leading global engineering, construction and consulting company specializing in infrastructure development in the areas of energy, water and information, since 2000. Ms. Daniel was last re-nominated as a Director because, among her other qualifications, she possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, accounting/finance (including as a chief financial officer), mergers and acquisitions and strategy development; in addition, Ms. Daniel is a Certified Public Accountant. Ms. Daniel earned a Bachelor of Science degree in accounting from Northwest Missouri State University and a Master of Science degree in accounting from the University of Missouri-Kansas City.

Nathan J. Jones

Director since 2008

Mr. Jones, age 56, retired in 2007 from Deere & Company, a manufacturer of agricultural, commercial and consumer equipment, where he most recently served as President, Worldwide Commercial & Consumer Equipment Division since 2006. Prior thereto, he was Deere & Company’s Senior Vice President and Chief Financial Officer from 1997 through 2006, and previously served as its Vice President and Treasurer. Mr. Jones was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, information technology, operations, accounting/finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Jones earned a Bachelor of Business Administration degree in accounting from the University of Wisconsin-Eau Claire and a Master of Business Administration degree from the University of Chicago.

Henry W. Knueppel

Director since 2011

Mr. Knueppel, age 64, retired as Chairman of the Board of Regal-Beloit Corporation, a manufacturer of electric motors, generators and controls, as well as mechanical motion control products, in 2011 after serving in such position since 2006. He also served as Chief Executive Officer of Regal-Beloit from 2005 to 2011, as President and Chief Operating Officer from 2002 to 2005 and as an Executive Vice President prior thereto. Mr. Knueppel continues to serve as a Director of Regal-Beloit. In addition, he served as Interim Chairman and Chief Executive Officer of Harsco Corporation, a global industrial services and engineering company, from February to September 2012, and was named Non-Executive Chairman of the Board of Harsco in September 2012. Mr. Knueppel also serves as a Director of Wisconsin Energy Corporation and its subsidiary, Wisconsin Electric Power Company. Mr. Knueppel was last nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: international business, manufacturing, marketing, product innovation/development, operations, accounting/finance, mergers and acquisitions and strategy development. Mr. Knueppel earned a Bachelor of Arts degree in economics from Ripon College and a Master of Business Administration degree from the University of Wisconsin-Whitewater.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter. You may find the Committee’s charter on the Company’s website at www.snapon.com. This charter requires that all members of the Committee meet the independence requirements of applicable laws and regulations, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”).

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2014 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2013, for forwarding to the Committee.

To bring a nomination before the 2014 Annual Meeting from the floor during the meeting, you must comply with our Bylaws. Our Bylaws require written notice to the Corporate Secretary between January 25, 2014, and February 24, 2014. If we receive your notice after February 24, 2014, then your proposal or nomination will be untimely. The notice must also meet the requirements set forth in our Bylaws. If you do not comply with these requirements, your nomination can be excluded.

The Committee has a procedure under which all director candidates are evaluated. The Company’s Corporate Governance Guidelines provide that the Board will not nominate individuals for election or re-election as directors after they have attained age 75 (increased from age 72 in fiscal 2012 after a review of current governance practices and trends). When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill sets and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of its current Board members. The Company believes that it is important for its Board to be comprised of individuals with diverse backgrounds, skills and experiences. The composition of the Board and the experience, as well as the qualities, brought to the Board by our directors are reviewed annually. While the Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all shareholder interests on the Board. The Board believes that the use of these general criteria, along with a non-discriminatory policy, will best result in a Board that evidences that diversity in many respects. The Board believes that it currently maintains that diversity.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Name of Director

c/o Corporate Secretary

Snap-on Incorporated

2801 80th Street

Kenosha, WI 53143

Annual Meeting Attendance

All directors may attend the Annual Meeting of Shareholders either in person or by telephone. If a director attends by phone, he or she is also able to answer questions asked at the Annual Meeting. However, incumbent directors that are not standing for re-election at the Annual Meeting are not required to attend. All directors attended the 2013 Annual Meeting of Shareholders in person.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met eight times in 2012. All directors attended at least 75% of the total meetings of the Board and committees of which they were members in 2012. The Board conducts executive sessions of non-management directors at every regular Board meeting. At these executive sessions, our Lead Director presides. Interested persons may communicate about appropriate subject matter with our Lead Director, as described above under the section titled “Communications with the Board.”

The Board is organized so that its committees focus on issues that may require more in-depth scrutiny. The present committee structure consists of the (i) Audit, (ii) Corporate Governance and Nominating, and (iii) Organization and Executive Compensation Committees. Committee reports are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines. These Guidelines are located on the Company’s website at www.snapon.com.

Director Independence

The Board has reviewed the independence of its members, considering the independence tests promulgated by the NYSE and has adopted categorical standards to assist it in making its determination of director independence. These categorical standards are attached to this Proxy Statement as Appendix A. The Board has affirmatively determined that each of Messrs. Fiedler, Holden, Jones, Knueppel, Lehman, Rensi, and Sherrill, and Ms. Daniel and Ms. Decyk are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the NYSE or in the categorical standards. Mr. Pinchuk, our Chairman, President and Chief Executive Officer, is not considered independent. Mr. Rensi was an owner of Team Rensi Motorsports (“Team Rensi”), which competed in the NASCAR Nationwide Series, until January 2013. In 2012, the Company had an agreement with Team Rensi to provide approximately $60,000 worth of tools valued at list prices; the actual cost to the Company was less than this amount. The Board determined that this relationship did not affect Mr. Rensi’s independence as it was a relationship permitted by the categorical standards and was customary for Snap-on to enter into agreements of this type. An immediate family member of Mr. Holden’s is an employee of the Company, but is not an executive officer nor is that individual compensated in an amount requiring disclosure under Securities and Exchange Commission (“SEC”) rules; this relationship is permitted by the categorical standards and the Board determined that it did not affect Mr. Holden’s independence.

See “Other Information—Transactions with the Company” for information about Snap-on’s policies and practices regarding transactions with members of the Board.

Board’s Role in Oversight of Risk

The Audit Committee is primarily responsible for evaluating the Company’s policies with respect to risk assessment and risk management. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such risks. The Organization and Executive Compensation Committee oversees risks related to our compensation policies and practices. The Organization and Executive Compensation Committee receives reports and discusses whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee is responsible for the oversight of risks associated with corporate governance and compliance. Periodically, the full Board itself conducts a review of risk management at the Company.

Board Leadership Structure

The Board has established the position of Lead Director to assist in overseeing the affairs of both the Company and the Board. The Lead Director is appointed by the Board and must be an independent director. The Lead Director’s responsibilities include: (i) presiding at Board meetings when the Chairman is not present; (ii) providing input to the Chairman regarding the agendas for Board and Committee meetings; (iii) presiding at all meetings of the independent directors; (iv) acting as the principal liaison between the independent directors and the Chairman on sensitive issues; and (v) being available for meetings with shareholders upon the request of the Chairman. Mr. Holden, an independent director, was appointed as our Lead Director in 2009.

Our Chairman is also our Chief Executive Officer and thus is not an independent director. The Company believes that having one person serve as chairman and chief executive officer allows that individual to leverage the substantial amount of information gained from both roles to lead the Company most effectively and to act as a unified spokesperson on behalf of the Company. Further, the Company believes that the designation of an independent Lead Director provides essentially the same benefits as having an independent chairman in terms of access and an independent voice with significant input into corporate governance, while maintaining Snap-on’s historical practice of generally having its chief executive officer also serve as chairman (other than at times when providing for an orderly transition of chief executive officers).

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the NYSE and the SEC. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. During fiscal 2012, the Committee met eight times. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. Currently, Ms. Daniel (Chair) and Messrs. Holden and Jones serve on the Audit Committee. The Board has determined that each of the Audit Committee members qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders, and director compensation. Currently, Messrs. Lehman (Chair), Fiedler and Knueppel serve on the Corporate Governance and Nominating Committee. During fiscal 2012, the Committee met four times. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating directors.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive stock and compensation plans and the employee stock ownership and franchised dealer stock ownership plans. This Committee has also been designated by the Board to consider and conduct succession planning for the chief executive officer position with the oversight of the Board. Currently Ms. Decyk (Chair) and Messrs. Rensi and Sherrill serve on the Organization and Executive Compensation Committee. During fiscal 2012, the Committee met six times. The Board has adopted a written charter for the Organization and Executive Compensation Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Committee’s processes and procedures are discussed in the section titled “Compensation Discussion and Analysis.”

Availability of Certain Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a written charter for each of the Audit Committee, Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee. The Corporate Governance Guidelines, Code of Business Conduct and Ethics (and information about any waivers from the Code that are granted to directors or executive officers) and the charters are available on the Company’s website at www.snapon.com.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

In fiscal 2012, the annual cash retainer for each of our non-employee directors increased by $5,000 to $80,000. Non-employee directors who were also committee chairs received an annual chair fee of $10,000, except for the Audit Committee Chair who received an annual chair fee of $15,000. Audit Committee members, except for the Audit Committee Chair, received an additional annual fee of $7,500; members of the Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee, other than each committee’s chair, did not receive additional annual fees for such service. Our Lead Director received an additional annual fee of $25,000 for services in that role. Non-employee directors do not receive Board or committee meeting attendance fees.

On April 26, 2012, the Board of Directors approved a grant of $120,000 worth of restricted stock units (“RSUs”) to each non-employee director under our 2011 Incentive Stock and Awards Plan (the “2011 Stock and Incentive Plan”). The number of RSUs granted was based on the average closing price for the Company’s stock for the 30 business days prior to the grant date. Therefore, in fiscal 2012, each non-employee director serving for the entire year received 1,979 RSUs. The restrictions on the RSUs lapse upon the earliest of retirement from the Board, death or in the event of a change in control, as defined in the 2011 Stock and Incentive Plan. The directors are entitled to receive cash payments for dividend equivalents on the RSUs at the same rate as the dividends paid to our shareholders, and do not have voting rights with respect to the RSUs. In fiscal 2013, the Board began granting non-employee directors restricted stock, rather than RSUs, under the 2011 Stock and Incentive Plan; the restrictions on these awards generally lapse on the first anniversary of the respective grant date.

Directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Amended and Restated Directors’ 1993 Fee Plan, which we refer to as the “Directors’ Fee Plan.” Under this plan, non-employee directors receive shares of our common stock based on the fair market value of a share of our common stock on the last day of the month in which the fees are paid. Under the Directors’ Fee Plan, directors may choose to defer the receipt of all or part of their shares and fees to a deferral account. The Directors’ Fee Plan credits deferred cash amounts with earnings based on market rates of return. Earnings on deferred cash amounts were based on the applicable market rates, which from January 1, 2012, to December 31, 2012, averaged 2.96%. Dividends on deferred shares of common stock are automatically reinvested.

Directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur in connection with their travel to and attendance at meetings of the Board or committees thereof. In addition, non-employee directors, who are not eligible to participate in another group health plan, may participate in our medical plans on the same basis as our employees; however, non-employee directors must pay the full premium at their own expense. Eligibility to participate in our medical plans ceases upon termination of service as a director. In addition, beginning in fiscal 2012, pursuant to the Company’s employee tool purchase plan, directors are eligible to take advantage of employee discount prices up to a maximum of $5,000 per year, the same limit applicable to Company retirees, who are also eligible to participate in the plan.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2012:

Table 1: Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Bruce S. Chelberg(5)	$18,750	—	$2,594	$21,344
Karen L. Daniel	93,750	120,000	12,777	226,527
Roxanne J. Decyk	88,750	120,000	12,777	221,527
John F. Fiedler	78,750	120,000	12,777	211,527
James P. Holden	111,250	120,000	12,777	244,027
Nathan J. Jones	86,250	120,000	12,777	219,027
Arthur L. Kelly(5)	18,750	—	2,594	21,344
Henry W. Knueppel	78,750	120,000	3,881	202,631
W. Dudley Lehman	88,750	120,000	12,777	221,527
Edward H. Rensi	78,750	120,000	12,777	211,527
Gregg M. Sherrill	78,750	120,000	5,564	204,314

(1)	Includes annual retainer, committee and chair fees.

(2)

Amounts shown represent the grant date fair value of RSUs granted in fiscal 2012. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense for such awards is expensed at the time of grant. The assumptions used to determine the valuation of the RSUs are discussed in Note 13 to our Consolidated Financial Statements.

(3)	Each non-employee director serving during fiscal 2012 had the following equity awards outstanding as of the end of fiscal 2012:

Name	Option Awards	Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
Bruce S. Chelberg	—	—
Karen L. Daniel	—	15,337
Roxanne J. Decyk	—	15,337
John F. Fiedler	—	15,337
James P. Holden	—	12,978
Nathan J. Jones	—	11,042
Arthur L. Kelly	3,000	—
Henry W. Knueppel	—	3,253
W. Dudley Lehman	—	15,337
Edward H. Rensi	—	15,337
Gregg M. Sherrill	—	4,455

The options are fully vested and expire on the earlier of (i) ten years from the date of grant, or (ii) a stated period after termination of service as a director. The restrictions on the stock awards lapse upon the earliest of retirement from the Board, death or in the event of a change in control, as defined in the 2011 Stock and Incentive Plan and its predecessor, the 2001 Incentive Stock and Awards Plan (the “2001 Stock and Incentive Plan”).

(4)	Includes dividend equivalents with respect to the number of shares of common stock represented by the RSUs granted in fiscal 2009 through 2012.

(5)	Messrs. Chelberg and Kelly served as directors until April 26, 2012.

Stock Ownership Guidelines for Directors

Snap-on believes that it is important for directors to maintain an equity stake in Snap-on to further align their interests with those of our shareholders. Directors must comply with stock ownership guidelines as determined from time to time by our Board. Effective January 1, 2009, the ownership guidelines for directors require that each director must own Snap-on shares equal to three times the director’s annual base cash retainer within five years of that date or, for any director initially elected or appointed thereafter, within five years from the start of the next calendar year after such director’s initial election or appointment. Unvested stock options, vested stock options not “in the money” as of the date of calculation and unvested restricted stock subject to performance conditions, if any, are not counted toward satisfaction of the guidelines. All nine non-employee directors have met the ownership guidelines.

ITEM 2:	RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Board of Directors proposes that the shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP (“D&T”) to serve as the Company’s independent registered public accounting firm for the 2013 fiscal year. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although shareholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of D&T to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of D&T as the Company’s independent registered public accounting firm for 2013 at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of D&T will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2012, the Audit Committee met eight times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2012 with management and the independent registered public accounting firm. In addition, the Audit Committee members met to discuss the earnings press releases and interim financial information contained in each earnings press release with the Chairman, President and Chief Executive Officer, the Senior Vice President-Finance and Chief Financial Officer, the Vice President and Controller, and the independent registered public accounting firm prior to public release.

The Audit Committee also discussed with the independent registered public accounting firm those matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board (“PCAOB”), Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to shareholders on Form 10-K to be filed with the Securities and Exchange Commission.

Karen L. Daniel, Chair

James P. Holden

Nathan J. Jones

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended December 29, 2012, D&T was employed principally to perform the annual audit, including audit services related to the Company’s Sarbanes-Oxley Section 404 compliance, and to render tax advice and compliance services. The following table sets forth the amount of fees for professional services rendered by D&T as of and for the fiscal years ended December 29, 2012 (fiscal 2012) and December 31, 2011 (fiscal 2011).

	Fiscal 2012	Fiscal 2011
Audit(1)	$3,530,108	$3,375,682
Audit Related(2)	29,740	74,932
Tax(3)	1,513,402	1,428,181
All Other Fees	—	—

Total Fees	$5,073,250	$4,878,795

(1)

Includes fees related to the issuance of the audit opinions, including audit requirements pursuant to Sarbanes-Oxley 404 and the PCAOB, and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(2)	Includes accounting advisory services and attestation services that are not required by statute or regulation.

(3)	Includes U.S. and international tax advice and compliance services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent registered public accounting firm for any service that was not pre-approved. The Audit Committee considers whether the provision of such services are consistent with the SEC’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by D&T in fiscal 2012 and 2011 and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chair, provided that any pre-approval by the Committee Chair is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent registered public accounting firm on the services rendered and fees paid to the independent registered public accounting firm to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Snap-on common stock beneficially owned by each non-employee director or nominee for director, Messrs. Kassouf, Pagliari, Pinchuk, Shur and Ward (the “named executive officers” or “NEOs”), and all current directors and executive officers as a group, as well as each person or entity known to us to be the beneficial owner of more than 5% of our common stock, as of February 25, 2013 (the “Record Date”). Beneficial owners include the directors and executive officers, their spouses, minor children and family trusts. Unless otherwise indicated in the footnotes, the individuals and entities listed below have sole voting and investment power over their shares.

Table 2: Security Ownership of Certain Beneficial Owners and Management

Name	Shares Beneficially Owned(1)	Percentage of Shares Outstanding
Karen L. Daniel	9,952	*
Roxanne J. Decyk	37,693	*
John F. Fiedler	10,212	*
James P. Holden	11,430	*
Nathan J. Jones	2,928	*
Thomas L. Kassouf	93,795	*
Henry W. Knueppel	2,655	*
W. Dudley Lehman	7,223	*
Aldo J. Pagliari	79,062	*
Nicholas T. Pinchuk	783,188	1.3%
Edward H. Rensi	10,435	*
Gregg M. Sherrill	1,493	*
Irwin M. Shur	33,589	*
Thomas J. Ward	156,760	*

All current directors and executive officers as a group (17 persons)	1,321,365	2.2%

Harris Associates L.P.(2)	4,336,685	7.4%
The Vanguard Group, Inc.(3)	3,349,151	5.7%
JPMorgan Chase & Co.(4)	2,962,048	5.1%

*	Less than 1%

(1)

Amounts for directors and executive officers include deferred share units payable in shares of common stock on a one-for-one basis. Amounts also include shares subject to options granted under Snap-on’s option plans that are exercisable currently or within 60 days of the Record Date. The options include those held by the following individuals for the indicated number of shares: Mr. Kassouf (70,480), Mr. Pagliari (63,854), Mr. Pinchuk (621,501), Mr. Shur (25,667) and Mr. Ward (124,000), and all current executive officers and directors as a group (957,543).

(2)

Harris Associates L.P., Two North LaSalle Street, Suite 500, Chicago, IL 60602, has reported on Schedule 13G/A, filed on February 11, 2013, the beneficial ownership of 4,336,685 shares of common stock as of December 31, 2012, representing approximately 7.4% of the shares outstanding. Harris reports sole voting power and sole dispositive power as to 3,304,385 of these shares.

(3)

The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355, has reported on Schedule 13G/A, filed on February 12, 2013, the beneficial ownership of 3,349,151 shares of common stock as of December 31, 2012, representing approximately 5.7% of the shares outstanding. Vanguard reports sole voting power as to 83,644 of these shares, sole dispositive power as to 3,268,407 shares and shared dispositive power as to 80,744 shares.

(4)

JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017, has reported on Schedule 13G, filed on February 1, 2013, the beneficial ownership of 2,962,048 shares of common stock as of December 31, 2012, representing approximately 5.1% of the shares outstanding. JPMorgan reports sole voting power as to 2,803,352 of these shares, shared voting power as to 126,206 shares, sole dispositive power as to 2,833,211 shares and shared dispositive power as to 128,837 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of the executive officers named in the Summary Compensation Table herein (the “named executive officers” or “NEOs”) and listed below:

•	Nicholas T. Pinchuk: Chairman, President and Chief Executive Officer

•	Aldo J. Pagliari: Senior Vice President-Finance and Chief Financial Officer

•	Thomas J. Ward: Senior Vice President and President-Repair Systems & Information Group

•	Thomas L. Kassouf: Senior Vice President and President-Snap-on Tools Company LLC

•	Irwin M. Shur: Vice President, General Counsel and Secretary

At the 2012 Annual Meeting, we held a shareholder advisory vote to approve our executive compensation policies and decisions. Over 96% of shares voted supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the Board of Directors and the Committee all pay close attention to our shareholders’ views regarding the Company’s executive compensation policies and decisions. Based on the vote, the Committee believes that our shareholders generally support the Company’s executive compensation philosophy, program and decisions.

Executive Summary

Performance Overview

Snap-on’s 2012 financial performance, which included achieving a new record high for diluted earnings per share of $5.20, provided further evidence of our strengths in delivering unique productivity solutions that make work easier for serious professionals performing critical tasks. We made considerable progress in furthering our strategic position and improving our operating execution, and we demonstrated our ability to continue to overcome external headwinds, particularly in Europe. Furthermore, the growth of our on-book finance portfolio continued in 2012, and we believe our ability to provide financing to our franchisees and customers continues to gives us significant competitive advantages. We believe the strength of our businesses, coupled with the further potential of our runways for coherent growth (enhancing the franchise network, expanding in the garage, extending to critical industries and building in emerging markets) are a powerful combination to create long-term value for our shareholders. We believe our 2012 results also underscore how our commitment to the Snap-on Value Creation Processes has enabled us to further navigate our runways for improvement in the areas of safety, quality, customer connection, innovation and rapid continuous improvement (“RCI”). The table below provides 2012 financial highlights:

Performance Metric	2011	2012	Change
Net Sales	$2.85 billion	$2.94 billion	+2.9% (+4.6% excluding the impact of foreign currency)
Operating Earnings before Financial Services	$384.2 million	$409.7 million	+6.6%
Operating Earnings before Financial Services as a Percent of Net Sales	13.5%	13.9%	+40 basis points
Consolidated Operating Earnings	$475.1 million	$516.4 million	+8.7%
Diluted Earnings Per Share	$4.71	$5.20	+10.4%(1)

(1)	Diluted earnings per share of $5.20 in 2012 increased 15.0% from $4.52 in 2011, which excludes a benefit of $0.19 per diluted share in 2011 as a result of an arbitration settlement.

Our executive compensation philosophy and programs are structured to pay for operating and individual performance, as described in this section and in “Executive Compensation Information” below. Our positive results are driven by our executives, and their teams, who are rewarded for this performance. In 2012, our executive compensation levels increased from 2011 as a consequence of the Company’s positive results. Our pay program is aligned with our key long-term and short-term strategic business objectives. As results improve, our shareholders and associates, including our executives, are rewarded. However, if results do not improve or decline (as occurred during the economic downturn), our executives’ compensation is reduced accordingly.

•

Based on 2012 corporate financial performance and personal strategic business goals, annual incentive payments to our NEOs ranged from 104.0% to 111.5% of target. See “Total Direct Compensation—Cash and Incentive—Annual Incentives” below for a more detailed discussion.

•

In February 2013, the Committee approved the vesting of long-term performance-based share units granted in 2010 based on financial performance during fiscal 2010, 2011 and 2012. As a result of the actual performance during that period, these units were earned at 184.9% of target. See “Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” below for a more detailed discussion.

•

Performance-based restricted stock units (“RSUs”) are earned based on the corporate financial performance component of the annual incentive plan. Based on corporate financial performance in 2012, 87.9% of the RSUs were earned. These RSUs that will vest at the end of fiscal 2014, assuming continued employment. See “Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” below for a more detailed discussion.

Compensation Strategy and Objectives

Snap-on’s executive compensation program is designed to:

•	Attract and retain high quality executive officers that are critical to the long-term success of the Company;

•	Pay for operating performance funded by positive financial results, based on individual contributions and progress toward strategic goals;

•	Pay at competitive levels, consistent with our peer group;

•	Increase the percentage of pay-at-risk with increasing levels of responsibility; and

•	Encourage adherence to the Company’s values of integrity, respect and uncompromising safety.

Our goal is to design a compensation program that rewards executive officers for operating performance, as well as corporate and personal performance goals. As such, the majority of our executive officers’ total compensation opportunity is placed at risk by tying it to annual and long-term performance incentive plans rather than base salary. In addition, our objective is to properly balance financial and strategic performance, short—and long-term performance and cash and equity compensation.

Our overall compensation program consists of base salary, cash-based annual incentives and long-term incentives, which are granted in the form of stock options, performance share units and performance-based RSUs. The total targeted direct compensation mix for the Chief Executive Officer (“CEO”) and the other named executive officers is illustrated in the following pie charts:

Our current annual and long-term incentive programs balance a number of different performance metrics:

We believe that the metrics outlined above, coupled with stock price, focus our executives on the important factors that drive our business and create value for our shareholders.

Governance

Over the past several years, we have maintained sound compensation practices and adjusted our program to better reflect good governance practices and standards. For example,

•	we do not have employment agreements other than the change in control agreements and retention agreements described below;

•	our change in control agreements utilize a double trigger and do not provide excise tax gross-up payments;

•	we have a recoupment policy (the “Clawback Policy”) that covers all elements of the Company’s incentive compensation program;

•	we have executive stock ownership guidelines that cover all the Company’s executive officers, including the named executive officers;

•	we do not provide perquisites to our executive officers;

•	we do not pay above-market earnings on our executive’s deferred compensation accounts; and

•	we retain an independent compensation consultant employed solely by the Organization and Executive Compensation Committee of our Board of Directors (which we refer to as the “Committee”).

Compensation Program and Philosophy

The Committee is composed solely of independent directors, as determined under NYSE listing standards. The Committee oversees Snap-on’s executive compensation program. The Committee’s responsibilities are set forth in its charter, which is available on the Company’s website at www.snapon.com.

Snap-on’s philosophy is to place a significant amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s long-term and short-term strategic business goals taking into consideration both internal business and external shareholder perspectives. We determine target total direct compensation levels (base salary plus target annual and long-term incentives) for Snap-on’s executive officers based on several factors, including:

•	Each individual’s role and responsibilities;

•	Operating and individual performance and projected contribution to Snap-on’s future success;

•	Total compensation of executives who perform similar duties at companies in our peer group;

•	Historical compensation of each executive officer; and

•	Other circumstances as appropriate.

We believe that:

•	Our compensation program should influence, not be the primary driver of, our executives’ performance;

•	The design of our program should encourage collective behavior and emphasize success of the overall Company;

•	Our pay strategy should fall within reasonable competitive boundaries;

•	We should have flexibility to reward as needed for key jobs and roles; and

•	Incentive plans should generally require continuous financial improvement in order for payouts to occur, while also being adaptable to economic realities within a general set of guidelines.

To further emphasize our pay for performance philosophy, we generally derive base salaries from the median for comparable positions reflected in the Market Data (described below). Our targeted total direct compensation levels are designed to generally fall within the 50th and 65th percentiles of the Market (described below), with stretch goals built into our incentive plans to achieve above the 50th percentile. In fiscal 2012, our actual total direct compensation levels fell near the 65th percentile of the Market, reflective of our positive results. Each element of our compensation program is outlined below.

In addition to base salary and incentive compensation, the Committee also oversees benefits and other amounts payable to executive officers, including retirement benefits and potential benefits that may be payable in a situation involving a change in control of the Company. Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to ensure that we can attract and retain high quality executive officers. The Committee periodically reviews market practices with respect to these other types of compensation. For further discussion about these benefits, see “Other Benefits,” “Retirement and Deferred Benefits” and “Change in Control and Other Employment-related Agreements” below.

The Company does not provide other perquisites to executive officers.

The Company does not have any specific compensation agreements with the NEOs other than the change in control agreements and retention agreements described below. The Committee periodically reviews these agreements and compares the level of benefits payable thereunder to those offered at other companies, and believes these types of agreements remain important to the Company.

Severance for executive officers, outside of a change in control, is determined on a case-by-case basis; there are no special agreements with the NEOs.

Committee Practices

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of the compensation of the CEO and other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. As part of the process to retain an executive compensation consultant, the Committee considers the consultant’s representations with respect to their practices and approach to maintaining independence. To further ensure independence, our executive compensation consultant reports directly to the Committee. The analyses performed by our consultant on competitive marketplace practices are referred to as the “Market” or “Market Data.”

The Committee reviews data that reflects the Market as a benchmark to provide one reference point for compensation practices as well as a source of comparative information to assist in determining various components of an executive officer’s direct compensation; however, it does not use this information to mathematically calculate compensation nor limit itself to the range produced by the Market Data. The Committee reviews the Market Data in general terms, and we believe it is important for the Committee to use its judgment and discretion to address individual circumstances rather than to simply aim for a level of compensation that falls within a specific range of the Market Data. Therefore, the information in the Market Data is not used to limit the discretion of the Committee in establishing compensation levels for executive officers.

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide ongoing advisory services to the Committee. These services include, but are not limited to: providing updates on trends in executive compensation practices; reviewing and making recommendations on the Company’s overall compensation strategy; providing input and reviewing CEO and other executive officer salary increases and incentive targets; reviewing incentive program design; and updating the peer group and performing market analysis. Semler Brossy does no other work for the Company other than acting as an advisor to the Committee. The Committee reviewed the independence factors set forth in applicable SEC and NYSE rules, and determined that the retention of Semler Brossy did not give rise to any conflict of interest in fiscal 2012.

The following 18 publicly-traded companies comprised the Company’s peer group for the fiscal 2012 compensation planning cycle:

Actuant Corporation	AMETEK, Inc.	Cooper Industries plc

Crane Co.	Donaldson Company, Inc.	Flowserve Corporation

Gardner Denver, Inc.	IDEX Corporation	Kennametal Inc.

Lincoln Electric Holdings, Inc.	Newell Rubbermaid Inc.	Pall Corporation

Pentair Ltd.	Rockwell Automation Inc.	Roper Industries, Inc.

SPX Corporation	Stanley Black & Decker, Inc.	The Timken Company

Peer companies are reviewed on a biennial basis. Peer companies’ revenue and/or market value are within a reasonable range relative to the Company, are direct competitors of the Company and/or have similar business characteristics or compete with us for executive talent. We believe that the peer group data provides an understanding of specific pay levels and mix for named executive officers, as well as broader pay designs and practices for a specific group of companies. We also believe that this data provides us with a good basis for an external review of the relationship between pay and performance. To supplement peer group compensation data, our compensation consultant gathers and reviews information from surveys that are available from widely recognized experts in the compensation field, namely Towers Watson & Co.

For the fiscal 2013 compensation planning cycle, it was determined that Cooper Industries plc would be removed from the peer group due to its acquisition by another company in 2012.

The Committee annually reviews and approves, in consultation with its compensation consultant, the base salaries of each executive officer in view of Market Data, an annual performance review and any related merit adjustment recommended by our CEO. Salary adjustments are generally made annually (“merit increase”) or in conjunction with a change in responsibility.

Generally, the Committee begins its consideration of the next year’s total compensation at its November meeting. During these meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of plan designs, annual incentive targets and long-term incentive compensation awards are made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting shortly after the public release of the prior year’s financial results. At that meeting, the Committee also is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering those matters at a February meeting allows the Committee to factor in both the prior year’s actual financial results and the current year’s operating plan. In some cases, financial goals for incentive plan awards may be finalized shortly after the February meeting, allowing the Committee to consider items from that meeting. Occasionally, grants of long-term incentive compensation are made at other meetings in special cases such as promotions or new hires.

Stock options and other long-term incentives are awarded effective as of the Board or Committee meeting date and have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date, which is either that date or a specified future date (the “grant date”).

Upon the request of the Committee, various Company personnel compile and organize information, arrange meetings and act as Company support for the Committee’s work. As discussed in further detail below, our CEO is also involved in making compensation recommendations for other executive officers, which are considered by the Committee; however, management does not have any involvement in the determination of the CEO’s compensation.

Total Direct Compensation—Cash and Incentive

Three elements comprised the total direct cash and incentive compensation for Snap-on’s executive officers in 2012:

•	Base salary;
•	Annual incentives; and
•	Long-term incentive compensation.

Base Salary

We provide base salaries in order to attract and retain high quality individuals. The median of base salaries in the Market Data is generally used as a reference point to compare and assist in the establishment of our executive officers’ base salaries. Base salaries, however, are not mathematically derived from these medians because we believe that it is appropriate for the Committee to use its discretion in setting base salaries. There are variances from the median due to factors such as performance, individual experience, tenure in the position and prior salary. The Committee reviews executive officers’ salaries, including those that are substantially above or below the median, and also considers a number of other factors such as job responsibilities and changes in job responsibilities, achievement of specified Company goals, retention, demonstrated leadership, performance potential and Company performance when determining base salary. While the factors that are considered in setting base salaries are not weighed or ranked in any particular way, it is expected that individuals would gradually move higher in salary ranges as their performance improves and as they gain experience with the Company and in their position.

The Committee regularly monitors and considers appropriate adjustments to the base salaries of those executives who fall significantly outside our compensation philosophy. In November 2011, after reviewing Market Data prepared by Semler Brossy and considering the factors discussed above, we determined that the base salaries of our executive officers were, in the aggregate, below Market median. The base salaries of our NEOs ranged from 22% below Market median to 4% above Market median. We do inherently expect variances among executives, and the differences among current salary levels largely reflect specific intent and issues (e.g., internal equity or recent promotion).

Messrs. Kassouf and Shur were determined to be below Market median, while Mr. Pagliari was determined to be significantly below Market median. In March 2012, an 8.5% salary increase was awarded to Mr. Pagliari to bring his base salary closer to Market median. Increases of 7.5% and 5.5% were awarded to Mr. Kassouf and Mr. Shur, respectively, keeping their base salaries within an appropriate range of Market median. Messrs. Pinchuk and Ward were determined to be at Market median. In April 2012, Mr. Ward received a 5% base salary increase, and in August 2012, the Board of Directors approved a base salary increase of 5% for Mr. Pinchuk. See the Summary Compensation Table below for the base salaries of the NEOs.

Annual Incentives

We provide annual cash incentives for our executive officers and approximately 1,000 other salaried employees under the 2011 Incentive Stock and Awards Plan (the “2011 Stock and Incentive Plan”). Annual incentive compensation is intended to place a significant part of each executive officer’s total annual compensation at risk (i.e., pay for performance only). As base salaries are generally compared to Market median, as previously discussed, annual incentive targets generally fall between the 50th and 65th percentile of Market, with stretch goals built into our incentive plans to achieve above the 50th percentile. However, as is the case with base salaries, the Committee exercises discretion and is not bound by the range provided by the Market Data. In aggregate, our 2012 annual incentive targets for our NEOs were at the 50th percentile of the Market.

The 2012 annual incentive targets for each of the NEOs, consistent with last year, are set forth in the following table:

Name	Target Bonus as a Percentage of Base Salary
Nicholas T. Pinchuk	100%
Aldo J. Pagliari	75%
Thomas J. Ward	75%
Thomas L. Kassouf	75%
Irwin M. Shur	65%

The general plan design for all participants in the annual incentive plan, including the NEOs, in 2012 provided for a 50% weighting on consolidated financial results, focused on operating income and return on net assets employed before interest and taxes (“RONAEBIT”), and a 50% weighting for personal strategic business goals, which included additional quantifiable measures where possible. These proportions reflect the Committee’s belief that annual incentives should drive shareholder value by focusing employees on the success of the overall Company and encouraging collective behavior, while still allowing for flexibility to meet changing business challenges. It is the philosophy of the Committee and management that to receive a payout on the consolidated financial results component of the annual incentive award, the Company needs to achieve a RONAEBIT at least equal to its weighted average cost of capital (“WACC”) since the Committee and Board believe that any return greater than WACC enhances value to shareholders and demonstrates operating improvement when compared to prior results.

Annual goals were set and approved by the Committee at its February 2012 meeting. Bonus awards earned during the year were paid in February 2013. See the table below for the weighting of the components of the 2012 annual incentive plan:

Component	Weighting
Consolidated financial results	50%
Personal strategic business goals	50%
Total	100%

Consolidated Financial Results Component

The Committee utilized operating income and RONAEBIT as the operating performance measures for the Company-wide portion of the 2012 annual incentive award. These measures were chosen because they are consistent with the Company’s growth goals and objectives. The Committee believes they are important factors in driving shareholder value, and these measures are regularly used to assess consolidated financial performance internally, as well as externally.

For each operating performance measure, the Committee set three different performance levels (in order of rank)—“threshold,” “target” and “maximum.” Participants could earn up to twice their target percentage for performance at the “maximum” level and 25% of their target percentage for performance at the “threshold” level. Payments were adjusted proportionately and interpolated for actual performance that fell between the “threshold,” “target” and “maximum” levels.

Under the relevant plans, the Committee has broad discretion in determining payments, including adjusting results or changing an individual’s goals. However, it only uses this discretion after setting goals when it believes it is appropriate to further the interests of the Company and the shareholders, as well as the incentive intentions. The Committee also can consider unusual financial circumstances. During fiscal 2012, the Committee did not use its discretion to change the amount of any annual incentive awards to executive officers as compared to the amounts calculated according to the goals that were set.

2012 Consolidated Financial Goals and Results

The 2012 goals and actual results for Company financial performance are set forth in the table below and are further explained in this section.

Company Goals	Threshold	Target	Maximum	Actual
Operating Income(1)	$380.1 million	$437.1 million	$475.1 million	$408.1 million
RONAEBIT(2)(3)	20.0%	24.5%	29.0%	26.9%
Incentive earned, as a percentage of the Target bonus amount:				87.9%

(1)	Operating income represents income from continuing operations, excluding financial services income and the effect of foreign currency translation.

(2)

RONAEBIT is calculated using a thirteen-month average and represents return on net assets employed before interest and taxes, excluding financial services and the effect of foreign currency translation. This methodology is consistent with that employed to calculate a company’s WACC.

(3)	As described below, there is no payout if the Company does not achieve its WACC.

In setting the 2012 operating income targets, the Committee considered the then-projected macroeconomic outlook, the annual operating plans approved by the Board and the performance of Snap-on as well as its peers. The “threshold” operating income metric was set at $380.1 million, essentially equal to the prior year’s result. The “target” operating income metric was set 15% over the “threshold,” and “maximum” was set 25% above the “threshold.” The Committee considered the “target” operating income metric a substantial improvement over the results achieved in 2011 and the “maximum” operating income metric the product of achieving exceptional stretch goals.

In setting the 2012 RONAEBIT goals, the Committee adhered to its philosophy that the Company should achieve at least its WACC for participants to receive any payout based on consolidated financial results. It also considered the projected macroeconomic outlook, the annual plan approved by the Board and the Company’s growth strategies, as well as their impact on assets. The “threshold” level of RONAEBIT was set at 20.0%, a level that the Committee believed added shareholder value when coupled with a substantial level of operating income. The “target” level was set 4.5 percentage points higher than the “threshold” level and the “maximum” level required an additional 4.5 percentage point increase beyond the “target” level and was considered a significant stretch.

A payment at the “threshold” level could be earned in one of three ways: (i) if the Company achieved the “threshold” level on both operating income and RONAEBIT; (ii) if operating income at 10% below the level realized in 2011 was achieved and RONAEBIT equaled the “target” level; or (iii) if RONAEBIT equaled the Company’s WACC and the Company achieved 7.5% above the “threshold” level operating income. Achieving at least a 25% “threshold” payment was considered minimally acceptable because it would require stretch improvement in one of the measures while maintaining acceptable levels of performance on the other measure.

In February 2013, after comparing the Company’s consolidated financial results for 2012 to the consolidated financial performance goals set at its February 2012 meeting, the Committee approved a vested award amount of 87.9% relative to the consolidated financial results component of the annual incentive plan. The Company achieved a RONAEBIT between the “target” and “maximum” levels, and operating income improvement of 7.4% as compared to 2011, excluding the effect of foreign currency translation, resulted in performance between the “threshold” and “target” levels.

Personal Strategic Business Goals Component

As previously discussed, 50% of each executive officer’s annual incentive is based on the achievement of personal strategic business goals. Inclusion of these personal strategic business goals is intended to incent a focus on specific objectives that are critical to the individual’s role at the Company. Our objective is to set goals under the plan that are quantitative and measurable where possible; however, certain personal strategic business goals are, by necessity, somewhat subjective in nature. Each personal strategic business goal was weighted individually and scored separately; therefore, not all goals had to be achieved in order to receive a payout on this component of the plan.

Achievement of personal strategic business goals ranges from 0% to 200% of target. The 2012 personal strategic business goals for each of the NEOs and the weighting of each individual goal, as well as the Committee’s determinations related to the goals, where appropriate, are summarized as follows:

Mr. Pinchuk:

•

Execute on the strategic roadmap for growth by building the Company’s position in emerging markets, driving continued extension of our business in critical industries, improving customer connection and the innovation process, maintaining customer coverage through net van count stability, signing new contracts with key customers and developing an acquisition strategy—40% weighting.

Emerging market product launches occurred as planned and a fourth Asian factory opened in 2012; sales increased in targeted critical industries; customer connection was strengthened through training and initiated innovative ideas that generated multiple new products; net van count was up year over year; contract renewal with a key customer was completed; and a long-term acquisition strategy was developed.

•

Establish and execute strategic funding and investor relations strategies, including driving profitable performance of Snap-on Credit LLC (“SOC”), further expanding activity with the institutional investor community and establishing a long-term cash flow strategy—20% weighting.

SOC’s operating income exceeded expectations and portfolio net losses were lower than planned; activity with the institutional investor community has increased; and a long-term cash flow strategy was endorsed by the Board of Directors and established prioritization on the use of cash.

•

Drive overall performance improvement, reflecting enterprise-wide engagement in the Snap-on Value Creation Processes, including the areas of safety, quality, customer connection, innovation and RCI—20% weighting.

Safety metrics continue to improve and exceed industry benchmarks; enhanced quality labs have been established in several manufacturing locations; customer connections were strengthened through seminars, surveys and shop observations, and initiated innovative ideas that generated multiple new products; and RCI continues to be driven throughout the organization, improving margins and operating income.

•	Strengthen the Snap-on management team—20% weighting.

Strengthening of the management team continued in 2012 with the addition of several high potential associates, the development of key, diverse in-house talent and the advancement of CEO succession planning.

After a review of Mr. Pinchuk’s performance, the Committee determined that Mr. Pinchuk’s resulting payout was 135% for his personal strategic business goals.

Mr. Pagliari:

•	Drive the long-term financial, acquisition and investor relations strategies of Snap-on—40% weighting.

Long-term financial, acquisition and investor relations strategies were developed and execution of these strategies is well under way.

•	Actively drive improved cooperation and collaboration between groups that contribute to profit improvements—30% weighting.

The corporate finance team worked closely with business units throughout the Company to support and authorize targeted profit improvement actions.

•	Improve profit and performance targets at SOC—10% weighting.

SOC’s operating income exceeded expectations and portfolio net losses were lower than planned.

•	Drive the RCI process through Finance team involvement—10% weighting.

Improvements were realized within accounting processes and systems. Finance personnel continue to work with the sourcing department and business units to identify and achieve process improvements and cost savings.

•	Establish a long-term cash flow strategy for the Company—10% weighting.

A long-term cash flow strategy was endorsed by the Board of Directors and established prioritization on the use of cash.

After a review of Mr. Pagliari’s performance, the Committee approved a payout of 125% for his personal strategic business goals.

Mr. Ward:

•	Achieve various financial profitability targets for the Repair Systems & Information (“RS&I”) Group—30% weighting.

The RS&I Group achieved 98.1% of its financial and profitability targets.

•	Actively drive improved cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Ward’s overall span of responsibility—20% weighting.

Teams within Mr. Ward’s organization worked closely with businesses throughout the Company to develop new products and programs that directly benefited areas outside of his overall span of responsibility; projects included transferring technology to manufacture and sell products in certain geographical areas, engineering support of next generation systems and involvement in integrated marketing programs.

•	Continue progress toward contract renewal with a key customer—20% weighting.

Contract renewal with a key customer was completed.

•	Increase the Company’s innovation pipeline, including the launch of several significant products—15% weighting.

Several significant products were successfully launched domestically and internationally.

•	Further build the engagement of the Snap-on Value Creation Processes, including the continuation of enterprise-wide customer connection—15% weighting.

Customer connection was strengthened through seminars, surveys, and shop observations.

After a review of Mr. Ward’s performance, the Committee approved a payout of 125% for Mr. Ward’s personal strategic business goals.

Mr. Kassouf:

•	Achieve the Snap-on Tools Group’s business plan and meet its financial profitability targets—30% weighting.

The Snap-on Tools Group achieved 99.4% of its financial and profitability targets.

•	Actively improve cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Kassouf’s overall span of responsibility—20% weighting.

Product launches initiated through the van channel increased the sales and profitability of several business units in the Company, engineering and logistics support benefited other groups and the Snap-on Tools Group worked very closely with SOC to enhance volume and profitability.

•	Drive information technology innovation in the Snap-on Tools Group—20% weighting.

The implementation of Franchisee software was completed in the U.K. and rollout began in the U.S., as planned.

•	Further build the engagement of the Snap-on Value Creation Processes, including establishing clear customer connection goals in the Snap-on Tools Group—15% weighting.

Safety metrics continue to improve and exceed industry benchmarks, enhanced quality labs have been established in several manufacturing locations, customer connections initiated innovative ideas that generated multiple new products and RCI drove improvement in the sales per associate measure.

•	Maintain customer coverage through net van count stability—15% weighting.

Net van count was up year over year.

After a review of Mr. Kassouf’s performance, the Committee approved a payout of 135% for his personal strategic business goals.

Mr. Shur:

•	Drive cooperation and collaboration between the legal department, other staff groups and operating divisions—30% weighting.

Business units increasingly engaged legal associates to assist with key customer negotiations, intellectual property strategies and issue resolution, viewing the department as a significant contributor to operating progress.

•	Continue to improve efficiency and integration of the global legal function—30% weighting.

A new Associate General Counsel was hired and successfully transitioned into the Company. Integration of international counsel into the global legal function has been successful and continues to improve.

•	Continue to improve internal compliance programs—30% weighting.

A specific plan for compliance programs has been implemented for both associates and relevant third parties, along with a Company-wide compliance database.

•	Continue to improve government affairs activities—10% weighting.

Continued to build relationships with relevant state and federal legislators.

After a review of Mr. Shur’s performance, the Committee approved a payout of 120% for his personal strategic business goals.

Overall payments to the NEOs based on the achievement of consolidated financial results and personal strategic business goals, ranged from 104.0% to 111.5% of target. See the Summary Compensation Table below for payouts made to our NEOs under the Company’s annual incentive plan.

Long-term Incentive Compensation

We also provide long-term incentive compensation to our executive officers and other key employees through the 2011 Stock and Incentive Plan. We believe stock-based awards help align the financial interests of management with those of our shareholders since the ultimate value of stock-based awards is tied to the value of Snap-on’s stock.

The 2011 Stock and Incentive Plan allows the granting of stock options, performance shares, performance-based share units, restricted stock, and RSUs and, for international employees, cash-settled stock appreciation rights (“SARs”). Since we compare targeted total direct compensation (base salary plus targeted annual and long-term incentives) to the 50th to 65th percentile of Market, we also aim to have the target long-term incentive compensation between the 50th and 65th percentile of Market, with stretch goals built into our incentive plans to achieve above the 50th percentile. However, as indicated above, we do not aim for any particular numerical equivalency and use our judgment to respond to specific circumstances. Additionally, the actual payouts of long-term incentives can vary significantly from target because of the longer time period in which performance is measured (in the case of long-term performance-based awards) and because of changes in the market price of our stock (in the case of both stock options and stock-based awards). These types of awards reward financial and personal performance over a longer period of time than base salary and annual incentives.

In 2012, our long-term incentive compensation grants for executive officers were comprised of approximately one-third stock options, one-third performance-based share units and one-third performance-based RSUs. We targeted more value in performance-based vehicles because we believe they focus executive officers and key employees on financial performance that is more under their control and which the Committee believes drives shareholder value over the long term. We provide a portion of long-term compensation in stock options with time-based vesting, which reward employees based upon the appreciation of the market value of our shares and, thus, directly mirror our investors’ experience. In 2012, the aggregate long-term incentive compensation level of our NEOs was above Market median, reflecting the Company’s positive financial results.

In granting long-term incentive awards, we take into account the following subjective and objective factors:

•	Each executive officer’s level of responsibility;

•	Each executive officer’s contributions to Snap-on’s financial results;

•	Retention considerations; and

•	The practices of companies in the Market.

The Committee believes that using Company stock for a significant portion of these awards provides executive officers with an additional potential equity stake in the Company and helps further align the interests of the executive officers with those of our shareholders.

Grants of long-term incentives are generally made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting and after the public release of the prior year’s financial results, although the final financial targets may be set after the February meeting, allowing the Committee to consider items from that meeting. Options have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date and generally vest in three equal annual increments beginning on the first anniversary of the grant. Occasionally, grants of long-term incentives are made at other meetings in special cases, such as promotions or new hires.

Prior to making a grant, the Committee considers potential dilution, the Company’s share price and the volatility of our share price. When determining eligibility and granting awards, the Committee considers market practice, levels of responsibility and the individual’s contributions to the Company. In 2012, in order to develop the grant range guidelines for various personnel grades (including both executive officers and other participants), the Committee reviewed market conditions and practice, as well as the estimated value of each grant. The grant date present value is determined using the Black-Scholes valuation model for comparison to the Market.

Stock Options

In February 2012, we granted stock options and SARs that vest over a three year period to approximately 250 employees. The Committee considered the total recommended grant size for all participants and reviewed the specific recommendations made by Mr. Pinchuk for grants to the executive officers. After considering the recommendations as compared to outstanding shares and expected dilution, the Committee then made the final grant decisions related to the executive officers and also approved the total grant size for all other participants.

We granted our NEOs options to purchase 240,500 shares, consisting of individual grants ranging from 13,500 to 125,000. In the aggregate, the number of options granted to executive officers was between the target and the maximum of the guidelines, reflecting the Committee’s evaluation of Company performance and individual contributions. The Committee approved the amounts awarded to each NEO based on their contributions and individual performance. We estimated that the total February 2012 stock option grants would result in a 1.0% “burn rate” (options granted as a percentage of fully diluted common shares outstanding), which fell within the guidelines established by the Committee and at the 50th percentile of our peer group. See the Grants of Plan-Based Awards Table below for further information regarding stock options awarded to each of the NEOs.

Long-term Performance-Based Share Units

In February 2012, the Committee made grants to 44 key employees of performance-based share units that vest depending upon the achievement of operating performance criteria over a three year period; each unit is equivalent to one share of our common stock. The Committee believes that the use of these criteria serves to focus executive officers and key employees on Company operating and financial performance that the Committee believes drives shareholder value over the long term, rather than solely focusing on the market value of our shares, as is the case with stock options. In addition, the Committee believes that providing for the payout of these awards in shares rather than cash further aligns the interests of management with those of our shareholders.

Similar to the process discussed above related to the granting of options, the Committee made the final long-term performance plan grant decisions for executive officers and approved the total recommended grant size for other participants. In 2012, we granted our NEOs 56,473 long-term performance-based share units. Individual grants to the NEOs ranged from 3,026 to 29,286 units. In the aggregate, the number of performance-based share units granted to executive officers was between the target and maximum of the guidelines again reflecting the Committee’s evaluation of Company performance and individual contributions.

Vesting of the performance-based share units awarded in 2012 will depend upon cumulative performance relative to the goals set for fiscal years 2012, 2013 and 2014, which are based upon revenue growth and RONAEBIT. These two measures have been consistently used for our prior long-term plans. We use these measures because they are consistent with the Company’s growth goals and objectives to increase returns to shareholders. We regularly use RONAEBIT as a measure of return to evaluate performance. As previously noted, the methodology used to calculate RONAEBIT is consistent with that used to calculate WACC. The 2010 to 2012, 2011 to 2013, and 2012 to 2014 plans offer the potential to earn 200% of the award for performance at the “maximum” level. The table below provides examples of vesting at the performance levels under these plans:

Performance Level	Amount of Performance Award Vesting
Threshold (see below for discussion)	25% of the Award
Target (for both criteria)	100% of the Award
Maximum (for both criteria)	200% of the Award

We intend that payments at the “target” level combined with the value of stock options would provide total long-term compensation within the 50th and 65th percentiles of the Market Data for long-term compensation. In setting the levels of performance required to earn various percentages of long-term performance-based share units, the Committee considered current levels of RONAEBIT and sales, the current year’s plan, industry and Gross Domestic Product (“GDP”) growth rates, and past performance. In addition, the Committee considered longer range strategic plans establishing expectations for improved performance over the three-year performance period.

In order to achieve “target” levels of performance on the matrix, revenue for the 2012 to 2014 period would need to improve from recent performance and RONAEBIT would need to significantly exceed the Company’s WACC. “Target” level revenue growth was set at the 2011 revenue level, plus the projected average GDP growth rate plus 3% annually, which was considered reasonably challenging given the prevailing economic and industry environment. “Target” RONAEBIT was set at a level 50% greater than the Company’s WACC, which the Committee believes would result in significant enhancement of shareholder value.

The “maximum” level of revenue growth was set at the 2011 revenue level, plus the projected average GDP growth rate plus 6% annually. This was considered an exceptional stretch over “target” and difficult to achieve. The “maximum” RONAEBIT metric was also set at a level that was considered difficult to achieve because, assuming a consistent net asset base, it would require an additional $111 million, or 11%, in annual operating income above “target” over the three-year performance period.

The “threshold” level of revenue growth was set at the 2011 revenue level, plus the projected average GDP growth rate. The “threshold” RONAEBIT metric was set 33% above the Company’s WACC. This was considered acceptable given that the Committee believes that any return over the Company’s WACC would add shareholder value. A “threshold” level of payment could be earned by achieving the “threshold” on both the revenue growth and RONAEBIT metrics. It could also be earned in one of two other ways. If revenues remain at 2011 levels, RONAEBIT would need to grow to the “target” level. Alternatively, if RONAEBIT remained at the Company’s WACC, revenues would need to achieve the “target” level. Achieving at least a 25% “threshold” payment was considered minimally acceptable because it would require stretch improvement in one of the measures while maintaining at least current levels, or modest increases, on the other measure.

As part of the long-term performance plans, the Committee considers any acquisitions and divestitures or other significant changes in business practices that occur during the performance period and makes what it considers appropriate adjustments to performance measures to reflect the financial effects of these events on those measures. There have been no adjustments made to the outstanding plan goals.

In February 2013, the Committee approved the outcome of long-term performance-based share units granted in 2010 based on financial performance during fiscal 2010, 2011 and 2012. The metrics for those awards and actual performance are set forth in the table below:

Criteria	Threshold	Target	Maximum	Actual
Sales(1)	$2,530 million	$2,765 million	$3,013 million	$2,938 million
RONAEBIT(2)(3)	20.0%	22.5%	25.0%	25.0%

(1)	Sales represents the 2012 fiscal year Net Sales.

(2)

RONAEBIT is a three-year average for fiscal 2010, 2011 and 2012, calculated as a fraction expressed as a percentage where (i) the numerator is operating income (earnings from continuing operations before income taxes plus interest expense less other income (expense) – net) and (ii) the denominator is average net assets employed (total assets minus cash and cash equivalents and minus all liabilities excluding short-term and long-term debt).

(3)	As described above, there is no payout if the Company does not achieve its WACC.

Actual performance during the period on these metrics was a RONAEBIT of 25.0% and revenues of $2,938 million; as a result, performance-based share units were earned at 184.9% based on financial performance during the 2010 to 2012 plan period.

In February 2013, the Committee also had discussions relating to targets for the 2013 to 2015 plan. The Committee continued the same approach as used in 2012 and the same general financial metrics for these future goals. The Committee believes that the current structure and metrics continue to incent management appropriately and thereby enhance shareholder value.

Restricted Stock Units

The Committee began granting performance-based units (designated as RSUs) in 2009; these awards have a one-year performance period based on operating income and RONAEBIT performance reflected in the consolidated financial results component of the Company’s annual incentive plan and have an additional two year cliff vesting schedule. The Committee’s intent in introducing RSUs into the incentive compensation mix and continuing to grant these awards is to emphasize the importance of the first year’s results in setting the future growth of the Company, while also adding an important retention element for our executive officers. This portion of long-term incentive compensation accounts for approximately one-third of the total long-term incentive value.

Consistent with the granting of options, SARs and performance share units discussed above, the Committee made the final RSU grant decisions for executive officers and approved the total recommended grant size for other participants. In 2012, we granted our NEOs 56,471 RSUs. Individual grants to the NEOs ranged from 3,026 to 29,285 units. In the aggregate, the number of restricted stock units granted to executive officers was between the target and maximum of the guidelines, again reflecting the factors discussed above.

Based on the Company’s performance on the financial metrics (operating income and RONAEBIT), reported above in “Total Direct Compensation-Cash and Incentive-Annual Incentive-Consolidated Financial Results Component,” executive officers earned approximately 87.9% of the RSUs granted. The RSUs earned will vest at the end of fiscal 2014 and be paid out shortly thereafter, assuming continued employment.

Stock Ownership Guidelines

The Company’s stock ownership guidelines for its top executives are based on a multiple of base salary using a six month average stock price to value the holdings. Stock ownership includes shares held outright, deferred shares, those in 401(k) plans, shares purchased through a dividend reinvestment and direct stock purchase plan, RSUs that have been earned (but have yet to vest) and the “in the money” value of vested stock options, net of an assumed 40% tax rate. The ownership multiples range from one to six times, based on an executive’s salary and level of responsibility. Executives are expected to reach the stock ownership guidelines within a five year time frame. The Committee has the authority to pay up to 50% of the annual incentive payout in restricted stock if it is determined that an executive is not making reasonable progress towards reaching the guidelines. The Committee reviews progress toward ownership guidelines annually at its August meeting. In August 2012, based on our six month average stock price, six of our eight executive officers had met their current ownership guidelines and the remaining officers were projected to reach their guideline goals within the five year time frame.

Clawback Policy

The Company has had a recoupment policy as part of its long-term incentive compensation program since the inception of that program; however, the Committee broadened that policy to cover all elements of the incentive compensation program in fiscal 2010, and adopted a formal Clawback Policy. The Company has the right to clawback, or recoup, an incentive award (in whole or in part), including annual and long-term incentives, received by an employee in the event that the employee benefited from an incentive award and it is later discovered that: (i) a financial statement error resulted in a restatement or an inaccurate operating metric measurement resulted in an inappropriate incentive award; (ii) the employee engaged in misconduct that caused the financial statement restatement or inaccurate operating metric measurement; and (iii) a lower payment would have been made to the employee based on the restated financial result/operating metric. The Committee also has the right to recoup any such incentive compensation (in whole or in part) from the Company’s top 23 executives. The Committee has the sole discretion to determine whether an employee’s conduct has or has not met any particular standard of conduct under law or Company policy. The Committee may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Committee’s ability to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, any remedies or sanctions imposed by such authorities or any other third party actions.

Other Benefits

Our executive officers receive additional benefits also available to other salaried employees. For example, we provide executive officers and other U.S. salaried employees with health insurance (where the employee pays a portion of the premium), vacation pay and sick pay. The Company does not provide its executive officers with automobiles or club memberships, nor does it reimburse “social expenses,” except to the extent that they are specifically, directly and exclusively used to conduct Company business. There are no other perquisites or similar benefits for executive officers that are not consistent with those of other salaried employees. Perquisites were compared against our peers, and we found our policy to be conservative relative to the market.

Retirement and Deferred Benefits

The Company maintains two types of retirement plans covering its executive officers, a defined benefit pension program and a defined contribution program where eligible employees and executives may receive matching contributions. Benefits are provided through both “qualified” and “non-qualified” plans (the non-qualified plans are designed to “restore” the benefit levels that may be limited by Internal Revenue Service (“IRS”) regulations). The Company also maintains a deferred compensation plan that functions as a defined contribution plan.

	Defined Benefit Program		Defined Contribution Program
	Snap-on Incorporated Retirement Plan (“Pension Plan”)	Snap-on Incorporated Supplemental Retirement Plan for Officers (“Supplemental Plan”)	Snap-on Incorporated 401(k) Savings Plan (“401(k) Plan”)	Snap-on Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”)
Plan Type:	Defined Benefit Pension	Defined Benefit Pension	401(k) Defined Contribution	Deferred Compensation

IRS Tax- Qualified:	Yes	No	Yes	No

Employee Contributions:	No	No	Yes	Yes

Company Contributions:	Yes	Yes	Matching	Restoration Match

When paid:	At termination or retirement	At termination or retirement	At termination or retirement	As elected by the participant for employee deferrals; at retirement for matching contributions

The Defined Benefit Program includes the Snap-on Incorporated Retirement Plan (the “Pension Plan”) and the Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). The Pension Plan is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. (The Company maintains separate retirement arrangements for hourly employees.) The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is, therefore, subject to the Code’s limits on covered compensation and benefits payable. The NEOs also participate in the Supplemental Plan, which is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Pension Plan has been established for over 60 years as a general benefit for salaried employees. We have made periodic changes to incorporate various regulatory changes and trends in the employment market. The most recent significant plan change occurred in 2001 when an account-balance formula was incorporated for new employees; a 401(k) plan matching contribution was also adopted in 2001 to complement the account-balance feature. The then-existing participants were given a choice of converting their benefit to the account-based formula (with an opportunity for a 401(k) plan match) or continuing with the old final average pay times years of service formula. Precise benefits also depend upon the payment alternative chosen by the participant. In order to ensure compliance with IRS nondiscrimination requirements, in 2008, the pay-credit schedule for the account-based formula was modified and a minimum interest credit of 3.75% was adopted, and in 2012, several subsidies, including early retirement subsidies, were frozen in the final average pay formula, effective December 31, 2012.

The Supplemental Plan, commonly referred to as a supplemental executive retirement plan or “SERP,” was established in 1983 and covers approximately 90 active and inactive executives, including the NEOs. The Supplemental Plan was also changed in 2001 to incorporate the account-balance formula. Active executives participating in the Supplemental Plan at that time were given a choice to have their Supplemental Plan retain the final average pay times years of service formula or to switch to the new account-balance formula, without regard to the choice they made in the Pension Plan. The same changes that were made during 2008 and 2012 to the Pension Plan were also made to the Supplemental Plan.

The Defined Contribution Program includes the Snap-on Incorporated 401(k) Savings Plan (the “401(k) Plan”), and the Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”). Depending upon the Pension Plan formula applicable to the participant (account-based or final average pay times years of service), the Company matches a portion of employee contributions to the 401(k) Plan. The Deferred Compensation Plan is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions to restore 401(k) Plan matching contributions limited by IRS regulations. Some participants may use this plan for retirement savings or to defer base salary or incentive compensation.

Focusing on retention of the individual and reflecting our belief that these benefits should be earned over time, employees step-vest in the Company’s 401(k) Plan match over a period of four years and an employee must have three years of continuous employment before becoming vested in account-based benefits under the Defined Benefit Program.

The Committee believes it is appropriate to maintain all four of these plans, taken together, to provide adequate retirement benefits that are comparable to the competitive market and are an additional incentive for the participants to provide for their own retirement.

Change in Control and Other Employment-related Agreements

Snap-on does not generally enter into employment-related agreements, including with its executive officers. Although the Committee believes that it is appropriate to have change in control agreements in place, as described below, it believes that the Company is better served by maintaining the ability to continuously evaluate performance of its executive officers without the constraints of specific employment agreements. Snap-on occasionally enters into severance or other agreements with individuals that the Company hires from outside in order to provide for severance or retirement benefits in recognition of foregone opportunities at such individual’s prior employer. Snap-on does not currently have any such agreements covering its executive officers.

The Company maintains change in control agreements with all of its current NEOs, as well as selected other key personnel. In the event of a transaction involving a change in control of the Company, senior executives and key personnel would typically face a great deal of pressure, including uncertainty concerning their own future. Such arrangements help assure their full attention and cooperation in the negotiation process.

The Committee periodically reviews the change in control agreements and believes that the Company’s agreements are conservative compared to the Market as evidenced by: the “double trigger” element of the agreements, which narrows the circumstances in which payments might be made; two times multiples for severance and other benefits; a provision for the continuation of health, disability, life and other insurance benefits, pension credit and 401(k) Plan matching for two years; and the lack of a tax gross-up feature. The change in control agreements allow for a reduction in payments so as to avoid adverse excise tax consequences to the executive officer.

In 2009 and 2010, as previously reported, we entered into retention agreements (the “Retention Agreements”) with several of our current executive officers and certain other key employees. The Retention Agreements were intended to help ensure that the Company continued to retain the services of these employees as well as to motivate these individuals in challenging economic times. Under the

Retention Agreements, the employee is entitled to receive a stated cash payment three years from the grant date, provided that the individual remains employed by the Company through such date. Payment may be accelerated and/or prorated in certain circumstances, including upon a change in control. The retention amount may be forfeited or reduced if the Company becomes aware that the employee has engaged in specified types of activities detrimental to the Company. Potential cash payments to our current executive officers vary between 69% and 98% of base salaries at the time of grant. In December 2012, the retention agreements for Messrs. Pagliari and Shur vested and each received the stated cash payout.

See the Summary Compensation Table and “Potential Payments on Change in Control and Other Employment-related Agreements” below for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance based” to $1 million annually. While it is our intention to structure most compensation so that Section 162(m) does not adversely impact Snap-on’s tax deduction, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual incentives) to accomplish business objectives that it believes are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Snap-on’s tax deduction for related compensation. We believe that substantially all compensation paid in 2012 will be tax deductible.

Other provisions of the Code also can affect the decisions that we make. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. There are no gross-up features in our current change in control agreements.

In addition, the Code was amended to provide a surtax under Section 409A of the Code with respect to various features of deferred compensation arrangements of publicly-held corporations, mostly for compensation deferred on or after January 1, 2005. We have made the appropriate changes to our Defined Contribution and Defined Benefit Programs and employment agreements to help ensure there are no adverse affects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

Compensation Committee Report

The duties and responsibilities of the Organization and Executive Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) are set forth in a written charter adopted by the Board and can be found on the Company’s website at www.snapon.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Roxanne J. Decyk, Chair

Edward H. Rensi

Gregg M. Sherrill

Executive Compensation Information

Table 3: Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Nicholas T. Pinchuk	2012	$946,313	—	$3,514,260	$1,935,000	$1,054,665	$201,915	$455,392	$8,107,545
Chairman, President and Chief Executive Officer	2011	911,250	—	3,479,405	1,971,250	1,206,585	174,777	58,488	7,801,755
	2010	812,500	—	2,966,950	1,304,400	984,343	129,789	43,623	6,241,605
Aldo J. Pagliari	2012	391,390	$250,000	732,120	417,960	310,510	72,540	56,949	2,231,469
Senior Vice President—Finance and Chief Financial Officer(6)	2011	359,125	—	550,912	315,400	359,462	38,381	20,412	1,643,692
	2010	318,709	—	196,028	70,438	278,184	29,516	13,430	906,305
Thomas J. Ward	2012	467,761	—	1,288,560	650,160	373,178	849,455	154,787	3,783,901
Senior Vice President and	2011	445,110	—	1,275,756	662,340	442,091	1,130,594	1,602	3,957,493
President—Repair Systems & Information Group	2010	418,878	—	1,165,586	456,540	397,374	411,708	1,508	2,851,594
Thomas L. Kassouf	2012	414,261	—	878,580	510,840	345,901	77,314	90,717	2,317,613
Senior Vice President and	2011	386,260	—	695,905	441,560	395,247	45,052	22,753	1,986,777
President—Snap-on Tools Company LLC	2010	356,810	—	503,316	271,750	325,808	37,946	16,365	1,511,995
Irwin M. Shur	2012	347,182	275,000	363,120	208,980	234,599	51,322	67,539	1,547,742
Vice President, General Counsel and Secretary(7)

(1)

The “Bonus” column includes only discretionary bonus payments apart from our annual incentive plan. Payments under the annual incentive plan, including payments for achieving personal goals, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ goals are specific and the officers’ performance against them is measured, we believe that payments under the annual incentive plan that relate to the achievement of personal strategic business goals are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

The amounts in the “Bonus” column for 2012 for Messrs. Pagliari and Shur reflect cash payments pursuant to their retention agreements (the “Retention Agreements”), which vested on December 17, 2012. For more information about these agreements, see “Potential Payments on Change in Control and Other Employment-related Agreements” below.

(2)

Represents the grant date fair value computed in accordance with ASC 718 of outstanding performance-based unit grants (“Stock Awards” column) and option awards (“Option Awards” column) under the 2011 Stock and Incentive Plan and its predecessor, the 2001 Stock and Incentive Plan; the related grants and awards were made in 2010, 2011 and 2012, respectively. See the Grants of Plan-Based Awards table and “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for further discussion regarding the awards in 2012, and the Outstanding Equity Awards at Fiscal Year-End table regarding all outstanding awards. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 13 to our Consolidated Financial Statements.

The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market price of our common stock over the exercise price on the date the option is exercised, which cannot be forecasted with reasonable accuracy. The ultimate value of performance-based share units and restricted stock units (“RSUs”) will depend upon the number of units that vest and the market price of our common stock at vesting. Performance-based share units and RSUs vest based upon actual performance as compared to pre-defined goals for revenue growth or operating income and RONAEBIT; performance-based share units have a three-year performance period and RSUs have a one-year performance period followed by a two year cliff vesting. In all years presented in the Summary Compensation Table above, each named executive officer (the “NEOs”) could earn up to two times the value listed in the “Stock Awards” column for performance at “maximum”.

As a result of the Company’s performance, approximately 184.9% of the 2010-2012 performance-based share units were earned, as discussed above in “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units”.

Based on the Company’s performance in 2012, approximately 87.9% of the RSUs granted in 2012 were earned by each NEO and will vest at the end of fiscal 2014 and be paid out shortly thereafter, assuming continued employment. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information.

Based on the Company’s performance in 2011, approximately 159.8% of the RSUs granted in 2011 were earned by each NEO and will vest at the end of fiscal 2013 and be paid out shortly thereafter, assuming continued employment. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information.

Based on the Company’s performance in 2010, approximately 145.5% of the RSUs granted in 2010 were earned by each NEO, vested at the end of fiscal 2012 and were paid out shortly thereafter.

(3)

Amounts shown represent the annual incentive earned under the 2011 Stock and Incentive Plan or the 2001 Stock and Incentive Plan. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(4)

Represents the increase in the actuarial present value of pension benefits between fiscal year-end 2011 and 2012, 2010 and 2011, and 2009 and 2010. See the Pension Benefits and Non-qualified Deferred Compensation tables below for further discussion regarding our Pension and Deferred Compensation Plans.

(5)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include Company contributions to the 401(k) Plan, Deferred Compensation Plan and life insurance, as well as dividend equivalents on vested performance-based share units and RSUs in the year paid, to the extent not reflected in the grant date fair value calculation. The amounts included in the “All Other Compensation” column are listed in the following table:

Name	Year	Company Matching Contribution to 401(k) Plan ($)	Company Matching Contribution to Deferred Compensation Plan ($)	Value of Life Insurance Premiums Paid by the Company ($)	Dividend Equivalents on Vested Stock Awards ($)	Total ($)
Pinchuk	2012	$7,500	$57,087	$1,080	$389,725	$455,392
	2011	7,350	49,518	1,620	—	58,488
	2010	7,350	34,473	1,800	—	43,623
Pagliari	2012	7,500	22,526	1,409	25,514	56,949
	2011	7,350	11,769	1,293	—	20,412
	2010	7,350	4,933	1,147	—	13,430
Ward	2012	—	—	1,684	153,103	154,787
	2011	—	—	1,602	—	1,602
	2010	—	—	1,508	—	1,508
Kassouf	2012	7,500	16,785	1,491	64,941	90,717
	2011	7,350	14,012	1,391	—	22,753
	2010	7,350	7,730	1,285	—	16,365
Shur	2012	7,500	19,500	1,250	39,289	67,539

(6)

The Company sponsors a non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. See the further discussions in “Compensation Discussion and Analysis—Retirement and Deferred Benefits” and under “Non-qualified Deferred Compensation” below. Of the amounts included in the table above, Mr. Pagliari deferred $3,914 of base salary in fiscal 2012, $3,591 of base salary in fiscal 2011 and $3,187 of base salary in fiscal 2010.

(7)

Mr. Shur was elected Vice President, General Counsel and Secretary by the Company’s Board of Directors effective April 2008; however, he is a NEO for the first time in fiscal 2012. In accordance with SEC rules, information for fiscal 2011 and 2010 is not required to be presented.

Table 4: Grants of Plan-Based Awards 2012

Name	Grant Date	Plan Name*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			—	—	—	7,322	29,286	58,572	(1)	—		—	$1,757,160
Pinchuk	2/8/12	Long-term awards	—	—	—	7,321	29,285	58,570	(2)	—		—	1,757,100
			—	—	—	—	—	—		125,000	(3)	$60.00	1,935,000
	2/8/12	Annual incentive(4)	$236,578	$946,313	$1,892,626	—	—	—		—		—	—
			—	—	—	1,525	6,101	12,202	(1)	—		—	366,060
Pagliari	2/8/12	Long-term awards	—	—	—	1,525	6,101	12,202	(2)	—		—	366,060
			—	—	—	—	—	—		27,000	(3)	60.00	417,960
	2/8/12	Annual incentive(4)	72,924	291,696	583,392	—	—	—		—		—	—
			—	—	—	2,685	10,738	21,476	(1)	—		—	644,280
Ward	2/8/12	Long-term awards	—	—	—	2,685	10,738	21,476	(2)	—		—	644,280
			—	—	—	—	—	—		42,000	(3)	60.00	650,160
	2/8/12	Annual incentive(4)	87,642	350,567	701,134	—	—	—		—		—	—
			—	—	—	1,831	7,322	14,644	(1)	—		—	439,320
Kassouf	2/8/12	Long-term awards	—	—	—	1,830	7,321	14,642	(2)	—		—	439,260
			—	—	—	—	—	—		33,000	(3)	60.00	510,840
	2/8/12	Annual incentive(4)	77,591	310,364	620,728	—	—	—		—		—	—
			—	—	—	757	3,026	6,052	(1)	—		—	181,560
Shur	2/8/12	Long-term awards	—	—	—	757	3,026	6,052	(2)	—		—	181,560
			—	—	—	—	—	—		13,500	(3)	60.00	208,980
	2/8/12	Annual incentive(4)	56,421	225,685	451,370	—	—	—		—		—	—

*	All awards were made pursuant to our 2011 Stock and Incentive Plan.

(1)

The awards relate to grants of performance-based share units and may be earned over a term of three years. The related grant date fair value of these awards in fiscal 2012 is also included in the “Stock Awards” column of the Summary Compensation Table. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for further discussion regarding the awards.

(2)

Consists of performance-based RSUs awarded in fiscal 2012 under the 2011 Stock and Incentive Plan. Vesting of the RSUs is dependent upon the achievement of consolidated financial metrics (operating income and RONAEBIT) over a one-year performance period, as well as continued employment during the subsequent two-year service period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information.

(3)

The options were granted at the regularly scheduled February 8, 2012 meeting of the Organization and Executive Compensation Committee (the “Compensation Committee” or the “Committee”) and have an exercise price equal to the closing price of Snap-on stock as reported on the NYSE on the date of grant ($60.00). One-third of the options granted vest on each of February 8, 2013, February 8, 2014, and February 8, 2015, respectively. See the Outstanding Equity Awards at Fiscal Year-End table for further information regarding the awards.

(4)

Amounts represent the annual incentive opportunity available under the 2011 Stock and Incentive Plan. The annual incentive actually paid to each of the NEOs is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards. Payouts are made annually, dependent upon performance as compared to pre-defined goals. Our targets relate to quantifiable consolidated Company financial performance—operating income and return on net assets. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals.

Payments related to the total Company financial measures can increase from twenty-five percent of the target amount if a threshold level of performance has been reached to two hundred percent of such amount if a maximum level of performance has been achieved, and are adjusted proportionately and interpolated between performance levels. Achievement of the personal strategic business goals can range from zero percent to the maximum based on personal attainment of those goals.

(5)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. See also Note 13 to our Consolidated Financial Statements.

The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, non-equity incentive plan compensation or stock awards for 2012. Deferral elections relating to the 2011 and 2012 grants of stock awards will be made in June 2013 and June 2014, respectively.

Table 5:	Outstanding Equity Awards at Fiscal Year-End December 29, 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pinchuk	40,500		$31.52	1/23/2014
	35,000		33.75	2/18/2015
	42,000		39.35	2/16/2016
	40,000		50.22	2/15/2017
	99,000		51.75	2/13/2018
	120,000		29.69	2/11/2019
	80,000	40,000	41.01	2/10/2020
	41,667	83,333	58.94	2/9/2021
		125,000	60.00	2/8/2022
					72,348	(2)	$5,595,394	(3)
					59,034	(2)	4,565,690	(3)
					29,286	(2)	2,264,979	(3)
					47,167	(4)	3,647,896	(3)
					25,742	(5)	1,990,886	(3)
Pagliari	4,800		31.52	1/23/2014
	4,320		33.75	2/18/2015
	6,480		39.35	2/16/2016
	6,480		50.22	2/15/2017
	6,480		51.75	2/13/2018
	6,480		29.69	2/11/2019
	4,320	2,160	41.01	2/10/2020
	6,667	13,333	58.94	2/9/2021
		27,000	60.00	2/8/2022
					4,780	(2)	369,685	(3)
					9,348	(2)	722,974	(3)
					6,101	(2)	471,851	(3)
					7,467	(4)	577,498	(3)
					5,363	(5)	414,774	(3)
Ward	40,000		29.69	2/11/2019
	28,000	14,000	41.01	2/10/2020
	14,000	28,000	58.94	2/9/2021
		42,000	60.00	2/8/2022
					28,422	(2)	2,198,157	(3)
					21,646	(2)	1,674,102	(3)
					10,738	(2)	830,477	(3)
					17,294	(4)	1,337,518	(3)
					9,439	(5)	730,012	(3)
Kassouf	6,480		50.22	2/15/2017
	6,000		54.50	4/30/2017
	20,000		51.75	2/13/2018
		8,333	41.01	2/10/2020
	9,334	18,666	58.94	2/9/2021
		33,000	60.00	2/8/2022
					12,274	(2)	949,271	(3)
					11,808	(2)	913,231	(3)
					7,322	(2)	566,283	(3)
					9,433	(4)	729,548	(3)
					6,435	(5)	497,683	(3)
Shur	8,333	4,167	41.01	2/10/2020
	4,334	8,666	58.94	2/9/2021
		13,500	60.00	2/8/2022
					7,494	(2)	579,586	(3)
					6,100	(2)	471,774	(3)
					3,026	(2)	234,031	(3)
					4,874	(4)	376,955	(3)
					2,660	(5)	205,724	(3)

(1)

Option awards granted under the 2011 Stock and Incentive Plan or the predecessor plan. All options have an exercise price equal to the value of our common stock on the grant date, vest in three annual increments beginning on the first anniversary following the award and expire ten years from the respective grant date.

(2)

Consists of performance-based share units awarded in fiscal years 2010, 2011 and 2012 under the 2011 Stock and Incentive Plan or the predecessor plan. Vesting of the performance-based share units will be dependent upon cumulative performance relative to revenue growth and RONAEBIT over the three-year performance periods. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for additional information regarding awards.

Actual performance for the 2010 long-term award was between the target and maximum levels. Therefore, the value of the award is shown at the maximum grant number because that is the reporting value required to be presented in this situation. On February 13, 2013, the Committee and the Board reviewed actual performance as compared to the 2010 plan and approved a vesting percentage of 184.9% for the 2010 long-term award.

Plan to-date performance for the 2011 long-term award is between the target and maximum levels; therefore, the value of the award is shown at the maximum grant number, which is the reporting value required to be presented in this situation. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2014 meetings.

Plan to-date performance for the 2012 long-term award is between the threshold and target levels; therefore, the value of the award is shown at the target grant number, which is the reporting value required to be presented in this situation. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2015 meetings.

(3)	Based on the $77.34 per share closing price of a share of our common stock on December 28, 2012.

(4)

Consists of performance-based RSUs awarded in fiscal 2011 under the 2001 Stock and Incentive Plan, and earned based on Company performance on the consolidated financial metrics set in its annual incentive plan, operating income and return on net assets, during that fiscal year. The number reported above represents approximately 159.8% of the RSUs originally granted. These RSUs will vest at the end of fiscal 2013, and be paid out shortly thereafter, assuming continued employment.

(5)

Consists of performance-based RSUs awarded in fiscal 2012 under the 2011 Stock and Incentive Plan. Vesting of the RSUs is dependent upon the achievement of the consolidated financial metrics set in the Company’s annual incentive plan, operating income and return on net assets, over the one-year performance period, as well as continued employment during the two-year service period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information. On February 13, 2013, the Compensation Committee and Board of Directors reviewed the Company’s actual performance and determined that approximately 87.9% of the RSUs originally granted were earned; the amounts reported in the table above reflect this performance. These RSUs will vest at the end of fiscal 2014, and be paid out shortly thereafter, assuming continued employment.

Table 6:	Option Exercises and Stock Vested 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Pinchuk	80,500	2,632,891	69,205	$5,064,939
Pagliari	7,300	256,389	4,543	332,871
Ward	123,344	3,123,198	27,188	1,989,819
Kassouf	31,667	1,169,613	11,592	850,332
Shur	12,200	394,585	7,031	516,363

(1)

Based on the difference between the exercise price and the sale price on the date of exercise with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise price and the average of the high and low trading prices of our stock on the NYSE on the date of exercise.

(2)

The 2009 long-term incentive program had a three-year performance period that ended in 2011. On February 8, 2012, the Compensation Committee and Board of Directors reviewed actual performance during 2009-2011 and determined that performance was between threshold and target; therefore, approximately 49.8% of the 2009 long-term award vested for each executive officer and was paid out on that date. The value realized on vesting for this award was based on the closing price of our stock on the NYSE on February 8, 2012, the vesting date.

The performance-based RSUs awarded in fiscal 2010 vested on December 29, 2012. The value realized on vesting for this award was based on the closing price of our stock on the NYSE on December 28, 2012, the last business day of fiscal 2012.

Defined Benefit Plans

Snap-on Incorporated Retirement Plan

The Snap-on Incorporated Retirement Plan (the “Pension Plan”) is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is therefore subject to the Code’s limits on covered compensation and benefits payable. Benefits are determined using either final average earnings and years of credited service or an account balance formula. We do not make any specific contributions for the NEOs. All salaried employees hired on or after January 1, 2001, participate under the account balance formula in the Pension Plan. The table below shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan and Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). See below for a discussion of the Supplemental Plan. The assumptions used to determine the present value of the accumulated benefit are discussed in Note 11 to our Consolidated Financial Statements.

There are no provisions in the plans for granting additional years of credited service beyond an employee’s working career, including the named executive officers. There are provisions in the change in control agreements, which are described below, that indicate that two additional years of service may be granted for covered executives.

Supplemental Retirement Plan

Approximately 90 active and inactive executives, including the NEOs, participate in the Supplemental Plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); it provides benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code. The Supplemental Plan has a final average pay formula and an account balance benefit formula, both of which are based on the final average pay and account balance formulas in the Pension Plan. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. The Supplemental Plan also includes deferred compensation as eligible pay for pension purposes. Qualified retirement plan compensation limits per participant were $245,000 per annum for 2010 and 2011, and $250,000 for 2012 under Section 401(a)(17) of the Code.

Table 7: Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)*	Present Value of Accumulated Benefit ($)**	Payments During Last Fiscal Year ($)
Pinchuk	Snap-on Incorporated Retirement Plan(1)	10.5	$197,708	—
	Supplemental Retirement Plan(1)	10.5	795,762	—
Pagliari	Snap-on Incorporated Retirement Plan(1)	10.1	148,319	—
	Supplemental Retirement Plan(1)	10.1	124,101	—
Ward	Snap-on Incorporated Retirement Plan(2) (3)	25.0	1,259,529	—
	Supplemental Retirement Plan(2) (3)	24.8	3,056,434	—
Kassouf	Snap-on Incorporated Retirement Plan(1)	10.0	155,875	—
	Supplemental Retirement Plan(1)	10.0	178,568	—
Shur	Snap-on Incorporated Retirement Plan(1)	4.7	64,236	—
	Supplemental Retirement Plan(1)	4.7	72,946	—

*	Years of Credited Service for Mr. Ward includes credited service years from participating in the Sun Electric Pension Plan prior to the acquisition of Sun Electric by Snap-on in 1992. The Sun Electric Pension Plan was merged into the Pension Plan in 2000.

**	At December 29, 2012.

(1)

The defined benefit is determined using an account-based cash balance plan formula with pay credits ranging from 3% to 10% based on years of credited service and age. Interest is credited annually based on the five-year Treasury rate as calculated in November of the preceding year, with a minimum interest rate of 3.75%. The values shown are the present value of the account balances that would be available upon termination of employment. There are no subsidized optional forms of payment. The Pension Plan is a tax-qualified retirement plan. The Supplemental Plan is a non-qualified deferred compensation plan providing benefits using the same formulas as in the Pension Plan, but without regard to IRS imposed limits.

(2)

The total pension benefit is determined as described in footnote 3 below except that the Supplemental Plan benefit is offset by the benefit payable from the Pension Plan. Benefits from the Pension Plan are as calculated in footnote 3 below for service since August 5, 1996. For service prior to August 5, 1996, benefits are calculated according to the following formula:

[(2% x Final Average Pay x Projected Service) – (2.4% of Social Security benefit x Projected Service)]

multiplied by

(Current Service divided by Projected Service)

Early retirement on the latter calculation is age 55 with 10 years of service. Beginning January 1, 2013, early retirement on this calculation will be age 50 with 10 years of service.

“Final Average Pay” is an individual’s average annual earnings during the last three completed consecutive calendar years of employment and generally includes only base salary and commissions paid in a given year.

“Projected Service” means the total number of years a participant could have been eligible to earn a pension benefit if he/she participated in the plan until age 65.

“Current Service” means the total number of years a participant actually earned a pension benefit.

(3)

The total defined benefit is determined using the final average pay formula under the Pension Plan and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% x Final Average Pay x Years of Credited Service]

plus

[0.45% x {Final Average Pay minus Social Security Covered Compensation} x Years of Credited Service]

“Final Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary, commission and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years. The Years of Credited Service vary between the two plans due to differences in and changes to plan definitions.

The Normal Form of Benefit (as defined in the Pension Plan) for benefits earned as of December 31, 2012, is a 50% joint and survivor benefit, which is unreduced since Mr. Ward has attained age 60. For benefits earned after December 31, 2012, the Normal Form of Benefit is a single life annuity, which is reduced if payable before age 65. There is also an $800 temporary benefit payable from retirement until age 65.

Non-qualified Deferred Compensation

The Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make contributions to restore 401(k) Plan matching contributions otherwise limited by IRS regulations. Approximately 50 active and retired executives, including the NEOs, are eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of ERISA. Participants are allowed to defer amounts into a cash fund or into a Snap-on common stock fund. Participants are allowed to take a distribution of deferrals and matching contributions following a participant’s termination of employment or retirement or to schedule a specific deferral period. Information for each of the NEOs is set forth below relating to the Deferred Compensation Plan.

The Deferred Compensation Plan has been amended to comply with the requirements of Section 409A of the Code.

Table 8: Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Pinchuk	—	$57,087	$658,275	—	$4,247,134
Pagliari	$3,914	22,526	81,490	$64,466	822,154
Ward	—	—	4,214	—	144,620
Kassouf	—	16,785	44,104	—	144,521
Shur	—	19,500	711	—	43,875

(1)

Amounts reported as Executive Contributions are discussed in footnote 6 to the Summary Compensation Table and amounts reported as Registrant Contributions are reported in the “Other Compensation” column of the Summary Compensation Table.

(2)	These amounts were deferred in prior years. Mr. Pagliari’s distribution was paid according to a scheduled deferral election.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior Annual Meetings of Shareholders: Mr. Pinchuk—$2,509,684; Mr. Pagliari—$23,480; Mr. Ward—$81,623; and Mr. Kassouf—$60,924. Although Mr. Shur has been employed by the Company since April 2008, he is a named executive officer for the first time in fiscal 2012 and has not been included in the Company’s prior Summary Compensation Tables.

Potential Payments on Change in Control

and Other Employment-related Agreements

We have change in control agreements with the NEOs to provide continued compensation and benefits in the event of a change in control as defined in the agreements. The agreements are for one-year terms and are automatically extended each year for another one year term, unless notice is given. The agreements also provide that if there is a change in control, then the terms will continue for 24 months.

The circumstances under which benefits are payable pursuant to the agreements generally are a change in control plus one of the following: the termination of the employee without cause by the Company or by the employee for other defined reasons within two years after a change in control; or the termination of the officer’s employment by the Company without cause in anticipation of a change in control. Under these agreements, a “change in control” is a defined term that includes a merger or similar transaction involving the Company, a third party acquiring more than 25% of the shares which includes, in general, a person or entity becoming a 25% or greater shareholder of the Company, a covered removal of directors on the Company’s Board, or a liquidation of the Company.

Benefits under the change in control agreements include:

•

A lump sum payment equal to two times the sum of the officer’s base salary prior to termination and bonus or incentive compensation “target” for the fiscal year in which the termination of employment occurs or, if higher, for the fiscal year in which the change in control of the Company occurs;

•

All annual bonus or incentive awards that were earned but not yet paid are to be paid, and all annual bonus or incentive awards that were not yet earned are deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the change in control, based on the individual’s target award opportunity for the fiscal year multiplied by the percentage of the fiscal year elapsed as of the date of the change in control;

•	Continuation of health, disability, life and other insurance benefits for two years;

•	Two years’ credit for service for the purposes of any pension benefit plan in which the officer participated;

•	401(k) Plan matching payments will be given for two years;

•	Payment of any accrued but unpaid compensation; and

•	A reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the officer.

Such benefits under the agreements are payable regardless of the former officer seeking or obtaining employment following termination, provided that the level of any health, disability, life or other insurance benefits are to be reduced if the executive officer obtains other employment.

Our current outstanding equity compensation plans also provide accelerated vesting in the event of a change in control. Except to the extent that the Committee provides a result more favorable to holders of awards, in the event of a change in control:

•	Each holder of a performance share or performance unit that has been earned but not yet paid will receive cash or Company shares equal to the value of the performance share and/or performance unit;

•	All outstanding options will vest automatically;

•	Restricted stock that is not vested before a change in control will vest on the date of the change in control;

•	All performance shares or units that have not vested will vest assuming maximum performance levels for the entire period;

•	Any cash portion of long-term performance-based units will vest at the maximum award opportunity; and

•

All RSUs will vest at maximum if the change in control occurs in the first year of the plan period; if the change in control occurs in the second or third year of the plan period, the RSUs will vest at the actual performance level achieved.

Under the 2011 Incentive Stock and Awards Plan, accelerated vesting will only be provided for certain awards granted under that plan if there is a termination of employment following a change in control, except to the extent the Committee provides a result more favorable to holders of awards.

In 2009 and 2010, as previously reported, we entered into Retention Agreements with several of our current executive officers and certain other key employees. The Retention Agreements were intended to help ensure that the Company continued to retain the services of these employees as well as to motivate these individuals in challenging economic times. Under the Retention Agreements, the employee is entitled to receive a stated cash payment three years from the grant date, provided that the individual remains employed by the Company through such date. Payment may be accelerated and/or prorated in certain circumstances, including upon a change in control. The retention amount may be forfeited or reduced if the Company becomes aware that the employee has engaged in specified types of activities detrimental to the Company. Potential cash payments to our current executive officers vary between 69% and 98% of base salaries at the time of grant. In December 2012, the retention agreements for Messrs. Pagliari and Shur vested and each received the stated cash payout.

The following table sets forth the estimated current value of benefits that could be paid to our NEOs upon a change in control under the individual change in control agreements with the NEOs. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur.

Table 9: Potential Payments on Change in Control

Name	Severance Amount(1)	Pension Enhancement(2)	Early Vesting of Stock Options(3)	Early Vesting of Long-term Performance- Based Units(4)	Other(5)	Estimated Tax Gross Up(6)	Total
Pinchuk	$3,893,600	$693,920	$5,154,027	$15,139,212	$21,216	—	$24,901,975
Pagliari	1,388,100	286,619	791,980	2,728,923	21,911	—	5,217,533
Ward	1,656,900	585,867	1,752,100	5,550,981	22,465	—	9,568,313
Kassouf	1,475,600	253,762	1,218,412	3,359,903	22,091	—	6,329,768
Shur	1,181,400	203,386	544,932	1,564,330	21,634	—	3,515,682

(1)

This amount represents two times the sum of the executive officer’s base salary immediately prior to the termination of employment and the bonus or incentive compensation opportunity at the “target” level for the fiscal year in which the termination of employment occurs or, if higher, for the fiscal year in which the change in control of the Company occurs, as specified by the change in control agreements. These amounts are based on the 2012 base salary and 2012 annual incentive target amounts.

(2)

This amount represents the present value of an additional two years of service under the Pension Plans and an additional two years of 401(k) Plan matching payments, as specified by the change in control agreements. These amounts are based on the calculation included in the footnotes to the Pension Benefits table.

(3)

Outstanding unvested stock options would become vested upon a change in control. The amounts shown represent the value of such unvested stock options based on our closing stock price on December 28, 2012, of $77.34.

(4)

These amounts represent the value of the unvested performance-based share units and performance-based RSUs (as well as related dividend equivalents) held by the executive, which become vested upon a change in control, based on our closing stock price on December 28, 2012, of $77.34.

(5)	These amounts include payments for two years of life insurance and medical and dental benefits, as specified by the change in control agreements.

(6)	The agreements do not provide a tax gross up; however, they do allow for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

In addition to the agreements discussed in this section, the NEOs also participate in, and will be entitled to payments under, the various retirement and deferred compensation plans discussed above under “Defined Benefit Plans” and “Non-qualified Deferred Compensation.”

COMPENSATION AND RISK

The Company performed a risk assessment to determine whether the amount and make-up of the compensation paid to our associates promotes excessive risk-taking. This assessment examined the following factors: overall compensation program design; performance metrics and goal setting; administrative procedures; and communication as well as disclosure. To further evaluate the risks associated with our compensation program, the Company’s internal audit function identified the internal controls within our compensation plans and policies and mapped these controls to the tests performed under the framework used by the Company to evaluate its internal controls for financial reporting purposes.

With regard to compensation plans for our senior executives, whose actions may expose the Company to the most significant business risks, the Company believes that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value without unduly exposing the Company to material adverse risks. In addition to the internal controls mentioned above, we believe the following factors also mitigate the likelihood of excessive risk-taking: stock ownership guidelines, annual caps on cash bonuses, the mix of compensation comprised of long-term equity, formal recoupment policies and the discretion granted to the Organization and Executive Compensation Committee to monitor payouts.

Therefore, as a result of this assessment, we have concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

ITEM 3:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to hold an advisory vote of our shareholders to approve the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and “Executive Compensation Information” in this proxy statement pursuant to Item 402 of the SEC’s Regulation S-K. We currently hold these votes annually.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation program to attract and retain high quality executive officers, to pay for operating performance funded by positive financial results, to pay at competitive levels, to increase the percentage of pay-at-risk with increasing levels of responsibility and to encourage adherence to the Company’s values of integrity, respect and uncompromising safety. A significant portion of our executive officers’ compensation is at risk, reflecting the Company’s philosophy that individuals should be rewarded for performance that contributes to Snap-on achieving its long-term and short-term strategic business objectives. In addition, the Company also seeks to reward its executive officers for operating performance, as well as the accomplishment of corporate and personal performance goals. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the long and short term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Organization and Executive Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 4:	AMENDMENT TO CERTIFICATE OF INCORPORATION TO ALLOW DECLASSIFICATION OF THE BOARD OF DIRECTORS

Background of Proposal

At the Company’s 2012 Annual Meeting, a shareholder proposal was presented by the Treasurer of the State of North Carolina Equity Investment Pooled Trust, represented by the North Carolina State Treasurer, asking the Board of Directors to repeal the Company’s classified board structure. A majority of the shares voted at the 2012 Annual Meeting were voted in favor of this proposal. Since that time, the Board of Directors has had additional discussions concerning the strengths and weaknesses of classified and declassified board structures, and still believes that a classified board structure has distinct advantages (as set forth in the 2012 Proxy Statement). Nevertheless, in view of the previous vote of our shareholders in favor of declassification, the Board has decided to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) that, if adopted by shareholders in accordance with the requirements of the Certificate, would result in declassification of the Board as described below (the “Proposed Amendment”).

Future Impact

If the Proposed Amendment, which is set forth on Annex A, is adopted, directors standing for election commencing with the 2014 Annual Meeting would be elected for one year terms. Directors elected by shareholders prior to the 2014 Annual Meeting, including directors standing for election at the 2013 Annual Meeting, would serve out their three year terms, and the entire Board would be elected annually commencing with the 2016 Annual Meeting. If the Proposed Amendment is adopted, any director appointed by the Board to fill a vacancy or a newly created directorship would be elected by shareholders to a one year term at the first annual meeting after appointment by the Board.

In addition, Delaware law provides that directors serving on declassified boards may be removed with or without cause, whereas our directors currently may be removed only for cause due to the Board’s classified structure. Thus, the Proposed Amendment also permits the removal of a director without cause, but provides that the directors in a class that is serving the remainder of a three year term will be removable only for cause. In either case, the vote required to remove a director would continue to be the affirmative vote of 80% of the Company’s outstanding shares entitled to vote in the election of directors.

The Board has also approved amendments to our Bylaws to make corresponding changes, contingent upon shareholder approval and implementation of the Proposed Amendment.

Vote Required

In order for the Proposed Amendment to be approved, it must receive the affirmative vote of at least 80% of the Company’s outstanding shares entitled to vote in the election of directors at the 2013 Annual Meeting.

If the Proposed Amendment is approved by our shareholders, it will become effective upon its filing with the Delaware Secretary of State shortly after the 2013 Annual Meeting. If the Proposed Amendment is not approved, it will not be implemented, and the Board’s current classified structure will continue in place.

IN VIEW OF THE PREVIOUS VOTE OF OUR SHAREHOLDERS IN FAVOR OF DECLASSIFICATION, THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT.

OTHER INFORMATION

Transactions with the Company

Snap-on discourages transactions, other than ordinary course purchase and sales of goods on standard commercial pricing and terms, with the potential for a financial conflict of interests between the Company on the one hand and its executive officers or directors (or related parties) on the other hand. Under Snap-on’s practices, any such transactions that do occur must be on a basis that is fair and reasonable to the Company and in accordance with Snap-on’s written Code of Business Conduct and Ethics and Corporate Governance Guidelines and other Company and Board policies. However, Snap-on does not have specific guidelines either permitting or prohibiting particular kinds of transactions. Any such transaction also must be approved by a disinterested majority of either the Board or an appropriate committee of the Board and periodically reviewed by the Board or appropriate Board committee thereafter. The Company requires directors and executive officers to disclose transactions or potential transactions to it for consideration. The Board and appropriate committees also review these matters, if any, in determining the independence of directors.

In 2012, the Company did not have any transactions with directors, executive officers or greater-than-5% shareholders requiring disclosure under applicable SEC rules. However, please see “Corporate Governance Practices and Board Information—Board Information” above for certain matters that the Board considered in determining director independence.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2012 our executive officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Knueppel failed to timely file two Forms 4 to report the sale of an aggregate of 64 shares; the related transactions, which have now been reported, were executed in a managed account without specific direction from Mr. Knueppel. The Company files the required reports on behalf of its executive officers and directors.

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement, without charge, to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, WI 53143.

Copy of Annual Report

A copy (without exhibits) of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 29, 2012, will be provided without charge to each record or beneficial owner of shares of the Company’s common stock as of February 25, 2013 (the “Record Date”), on the written request of that person directed to the Office of the Corporate Secretary as set forth on page 4 of this Proxy Statement. In addition, copies are available on the Company’s website at www.snapon.com. The Company has made references to information contained on or available through its website for your use as background information only. You should not consider this information part of this Proxy Statement.

Appendix A

SNAP-ON INCORPORATED

AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Article SEVENTH of the Amended and Restated Certificate of Incorporation of Snap-on Incorporated is amended and restated in its entirety to read as follows:

SEVENTH: The number of directors that shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws; provided that in no event shall the total number of directors be less than five or more than fifteen. In addition, in no case will a decrease in the number of directors shorten the term of any incumbent director.

Until the annual meeting of stockholders in 2016, the Board of Directors shall be divided into three classes as nearly equal in number as may be (subject to variances resulting from the phasing out of the classification of the Board of Directors provided for herein), with the term of office of at least one class expiring each year. At each annual meeting of stockholders prior to the annual meeting in 2014, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting, and each director shall be elected to serve until his successor shall be elected and shall qualify; when the number of directors is changed, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. From and after the date of filing of this amendment, if and when the number of directors is increased by the Board of Directors and any newly created directorship is filled by the Board of Directors, there shall be no classification of the additional director until the next annual meeting of stockholders and at that meeting, if elected, the director shall serve for a term expiring at the next annual meeting of stockholders.

At each annual meeting of stockholders commencing with the annual meeting in 2014, each director, including directors elected to succeed those directors whose terms expire at such annual meeting, shall be elected for a term expiring at the next annual meeting of stockholders. Any director elected prior to the annual meeting in 2014, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office for the term to which such director has been elected, such that the term for the class of directors elected at the 2011 annual meeting shall expire at the 2014 annual meeting; the term for the class of directors elected at the 2012 annual meeting shall expire at the 2015 annual meeting; and the term for the class of directors elected at the 2013 annual meeting shall expire at the 2016 annual meeting.

Commencing with the 2016 annual meeting of stockholders, the classification of the Board of Directors shall fully terminate and each director shall be elected annually for a term expiring at the next annual meeting of stockholders, and each director shall be elected to serve until his successor shall be elected and shall qualify.

Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for an initial term expiring at the next annual meeting of stockholders, and shall serve until such director’s successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

A-1

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, (x) any or all of the directors of the Corporation then serving in a class that expires at the third annual meeting of stockholders following the election of such class may be removed from office at any time only for cause and (y) all other directors may be removed from office at any time with or without cause, provided that removal pursuant to clause (x) or (y) shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Corporation’s then-outstanding capital stock entitled to vote thereon. Notwithstanding the foregoing in this Article SEVENTH, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

A-2

Appendix B

SNAP-ON INCORPORATED

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS1

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1. A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2. A director who receives, or whose Immediate Family Member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3. A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4. A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5. A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.2

[1]	Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.
[2]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member’s current employer; the Company need not consider former employment of the director or Immediate Family Member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

B-1

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships: A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services: A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services: A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities: A director is not independent if the director, or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

B-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2013.

Vote by Internet • Go to www.investorvote.com/sna • Or scan the QR code with your smartphone. • Follow the steps outlined on the secure website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Items 1, 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 – John F. Fiedler	☐	☐	☐	02 – James P. Holden	☐	☐	☐	03 – W. Dudley Lehman	☐	☐	☐
	04 – Edward H. Rensi	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.	☐	☐	☐

3.	Advisory vote to approve the compensation of Snap-on Incorporated’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” in the Proxy Statement.	☐	☐	☐

4.	Proposal to amend the Company’s Amended and Restated Certificate of Incorporation to allow declassification of the Board of Directors.	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed on the reverse side in the gray bar. The number that appears in the gray bar on the reverse must be used to access the system.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Snap-on Incorporated

2801 80TH STREET

KENOSHA, WI 53143

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Nicholas T. Pinchuk and Irwin M. Shur as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 25, 2013, at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, WI 53143, at 10:00 a.m., Central Time, on Thursday, April 25, 2013, or at any adjournment thereof.

If no choice is specified, this Proxy will be voted “FOR” the Director nominees in the Proxy Statement, and “FOR” Items 2, 3 and 4. In the absence of an instruction to the contrary, this Proxy will be voted in the accordance with the recommendations of the Board of Directors on the proposals stated herein and at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated. Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.